As filed with the Securities and Exchange Commission on May 1, 2014
Registration No.  333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ruby Gold, Inc.
(Exact Name of registrant as specified in its Charter)

California	1000	74-3201615
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

571-C Searls Ave., Nevada City, CA 95959
(530) 470-9230
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Perry Leopold, Chief Executive Officer
2120 Bethel Road
Lansdale, Pennsylvania 19446
(215) 661-1100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Henry Nisser, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway 32nd Floor
New York, NY 10006
Tel (212) 930-9700
Fax (212) 930-9725

Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, $0.001 par value	120,000,000	$0.0003	$36,000	$4.64

(1)
Consists of common stock of Ruby Gold, Inc. (“RGI”) to be distributed by North Bay Resources Inc. (“North Bay”) to the holders of North Bay common stock on ________________ (the “Record Date”) to effect a spin-off of RGI's shares.  The North Bay shareholders will not be charged or assessed for the North Bay common stock, and North Bay will receive no consideration for the distribution of the foregoing shares in the spin-off.  There currently exists no market for RGI common stock.  RGI has an accumulated capital deficit.  As a result, the registration fee has been calculated based on one third of the par value of the shares in accordance with the provisions of Rule 457(f)(2).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION
DATED MAY 1, 2014

PROSPECTUS
RUBY GOLD, INC.
120,000,000 Shares of Common Stock

This prospectus relates to the distribution of 120,000,000 shares of our common stock, par value $0.001 per share, by our parent company, North Bay Resources Inc., pursuant to the Spin-Off of Ruby Gold, Inc. as an independent company (the “Spin-Off”).

We will not receive any proceeds from the distribution of the shares of common stock to the shareholders of our parent company.

Our shares of common stock are not currently quoted on any stock exchange or market. We expect to file for a stock symbol after the registration statement of which this prospectus forms a part has been declared effective and distribution of the shares of our common stock to the shareholders of our parent company has been completed.

120,000,000 shares of common stock, par value $0.001 per share, of our company Ruby Gold, Inc., a California corporation (at times referred to herein as “RGI” or the “Company”) are hereby being spun off by North Bay Resources Inc., a Delaware corporation, our parent company (at times referred to herein as “North Bay, or our “parent company”).  RGI is currently a wholly-owned subsidiary of North Bay.  Shareholders of North Bay will in the Spin-Off receive shares of RGI in a ratio of 120,000,000 divided by the number of shares of North Bay issued and outstanding as of the record date.  The record date will be determined shortly after the registration statement of which this prospectus forms a part has been declared effective. As of the date of this prospectus, North Bay has approximately 1,786 shareholders of record, and has 162,827,996 shares issued and outstanding.

This prospectus is being furnished in connection with the planned Spin-Off and the distribution of RGI common stock in the Spin-Off, which will occur as soon as practicable after the registration statement of which this prospectus forms a part has been declared effective (referred to herein as the “Spin-Off Date”).  Following the Spin-Off, each of RGI and North Bay will be independent, publicly-traded companies.  RGI intends after the Spin-Off to become a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will begin to make periodic and other filings with the Securities and Exchange Commission (the “Commission”).  North Bay has been and will continue to be a publicly reporting company under the Exchange Act. RGI is presently and will after the Spin-Off remain an exploration stage company.

North Bay is effectuating the Spin-Off pursuant to the terms of the resolutions adopted by its board of directors on December 2, 2013. As of the date of this prospectus there were 300,000,000 shares of common stock of RGI issued and outstanding, all of which are owned by North Bay. North Bay intends to distribute 120,000,000 of these shares (the “Spin-Off Shares”), or 40% of our outstanding shares.  The record date will be determined shortly after the registration statement of which this prospectus forms a part has been declared effective (the “Record Date”).  Holders of record of North Bay at the close of business on the Record Date are entitled to receive the Spin-Off Shares on a pro rata basis. Consequently, shareholders of North Bay on the Record Date will receive RGI shares in a ratio of 120,000,000 divided by the number of shares of North Bay issued and outstanding as of the Record Date.

Reason for Furnishing this Prospectus

We are furnishing this Prospectus to provide information to holders of shares of common stock of North Bay who will be issued the Spin-Off Shares in the Spin-Off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of RGI’s securities or those of North Bay.  We believe that the information contained in this Prospectus is accurate as of the date set forth on its cover. Changes may occur after that date, and neither RGI nor North Bay is required to, or will, update the information except in the normal course of our public disclosure obligations and practices.

No approval by the shareholders of either RGI or North Bay of the Spin-Off is required, and none is being sought.  Neither RGI nor North Bay is asking you for a proxy.

There is currently an illiquid trading market for North Bay common stock, the OTCQB trading symbol for which is “NBRI.” Following the Spin-Off, North Bay expects that its common stock will continue to be listed on the OTCQB under the trading symbol “NBRI.”  The shares of our common stock will not become eligible for quotation and traded on the OTCQB until after the registration statement of which this prospectus forms a part has been declared effective, the Spin-Off shares have been distributed, and the Company applies for and receives a stock symbol from FINRA.

In reviewing this Prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information not contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized.

Until _____, 2014 (90 days after the date hereof), any broker-dealer effecting transactions in the securities, whether or not participating in this distribution, may be required to deliver a current copy of this Prospectus.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required.  You should read the entire Prospectus and any amendments or supplements carefully.

The date of this Prospectus is ______, 2014

GENERAL

In this prospectus, unless otherwise indicated or the context otherwise requires, all references to the “Company,” “we,” “us,” “our company” or “RGI” shall mean Ruby Gold, Inc. References to “North Bay” or “our parent company” mean North Bay Resources Inc., which currently holds 100% of our shares of common stock, and will own 60% of our shares once the Spin-Off is complete.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including the sections entitled “Risk Factors” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the Financial Statements.

Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completions of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th , and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act” and references herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•             only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” disclosure;

•             reduced disclosure about our executive compensation arrangements;

•             no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

•             exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced burdens, and thus the information we provide shareholders may be different from what you might receive from other public companies in which you hold shares.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Background and Our Business

Ruby Gold, Inc. was incorporated in the State of California on January 5, 2007.

Since inception, the Company has been the designated operator of the Ruby Mine in Sierra County, California. Until July 2011, operations consisted primarily of securing and maintaining the various federal, state, and county permits for the Ruby, as well as providing and maintaining the financial assurances underlying the Ruby’s reclamation bonds, as is required of the mine operator by the United States Forest Service (“USFS”), California Dept. of Conservation, and Sierra County.

On July 1, 2011, the Company was acquired by North Bay Resources Inc. (“North Bay,” or our “parent company”), at which time RGI became a wholly-owned subsidiary of North Bay.

Also on July 1, 2011, the Company acquired legal title to the Ruby Property (at times referred to herein as the “Ruby", "Ruby Mine", "Ruby Property", or “Ruby Project”), and thereby became both the owner and operator of the Ruby. The purchase price was $2.5 million.  As of the date of this prospectus, the outstanding principal due on the mortgage is $1,759,198, which is to be paid in monthly installments through December 30, 2015. Mortgage payments to date have been paid by our parent company on behalf of RGI.  Please see “The Ruby Mine” section below under the heading “Description of Business” for a more detailed discussion of the Ruby acquisition and the related mortgage. The property is fully-permitted for mining, and has been inspected by the Federal Mine Safety and Health Administration (“MSHA”) and the California Division of Occupational Safety and Health (“Cal/OSHA”). As of the date of this prospectus, the Company has commenced initial mining operations as a joint-venture with our parent company.

We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of our properties. Further exploration will be required before any final evaluation as to the economic viability and feasibility of any of our mining projects can be determined.

The Company’s business plan is to explore and exploit the Ruby’s resources, and generate revenue through gold mining once commercial operations begin at the Ruby. The Company notes that exploration and mining of mineral deposits involves a high degree of risk which no amount of careful planning, drilling, sampling, evaluation, experience and first-hand knowledge can eliminate. At the present time, there are no estimates of proven or probable reserves within the meaning of those terms as defined by SEC’s Industry Guide 7. Therefore, it is possible that despite our best efforts, we may never produce any significant revenues or be successful in developing the Ruby into a commercial mining operation.

In October 2011, the Company began rehabilitation work in the Ruby tunnel to clear obstructions that were blocking natural air flow from the second exit and preventing access to the mining targets that are known to be present one mile deep within the tunnel.  While this rehab work is still ongoing, in July 2013 the Company successfully broke through and restored natural airflow throughout the entire length of the tunnel, and subsequently secured access to some of the principal known mining targets. Initial mining operations began in September 2013 to prepare for bulk sampling, which is also referred to as test mining.  Test mining operations began the week of November 18, 2013, and have continued throughout the winter. A drilling program to test several new mining targets identified as a result of recent geophysical surveys and geological mapping commenced on March 27, 2014, and is ongoing as of the date of this prospectus.

As of December 31, 2013, and excluding acquisition costs and mortgage payments, permit expenses, depreciation, taxes, and claim fees, the Company has spent $1,536,413 in exploration, rehabilitation and construction costs since the rehab work began.  Going forward, we expect the current phase of the operation to cost approximately $120,000 per month and to continue at that rate or slightly higher until gold recovery begins, at which point we expect to begin generating revenue from gold sales.

The Company is presently funded solely by way of loans and cash advances from our parent company. As we proceed forward we will endeavor to secure additional sources of capital independently from our parent company, though there is no assurance that we will be successful in this effort or that the terms of said funding will be acceptable to us.

On December 2, 2013, the Board of Directors of our parent company authorized the Spin-Off of RGI as a separate and independent public company.

On December 2, 2013, the Board of Directors of RGI authorized the formalization of a definitive joint-venture agreement (the “Agreement”, or the “JV”) between the Company and our parent company with regard to the Ruby Project (at times referred to as the “JV Property”), on a 50/50 profit-sharing basis.  This Agreement was executed by both parties on January 9, 2014. Terms of the agreement provide that RGI shall contribute to the JV the JV Property for mining purposes, specifically the Ruby Mine valued at $2.5 million, maintained in good standing, with all related and applicable mining rights and permits, all equipment, processing and recovery facilities, labor, project management, reclamation, and all other activities and expenditures required to conduct mining operations on the JV Properties.  North Bay is to contribute a minimum of $2.5 million in capital (cash, stock, and warrants) to acquire, rehabilitate, and initiate mining operations at the JV Property.  As the designated project operator, RGI shall be responsible for all day-to-day operations and management of the JV Property, and for processing all material produced into saleable precious metal products.  The JV Property contributed by RGI shall remain the property of RGI.  Mining equipment contributed by RGI shall remain the property of RGI.  Any equipment purchased with JV funds shall become the property of the JV unless otherwise designated by the parties. Any cash contributed to the JV or any cash payments made on behalf of the JV by either RGI or North Bay will be deemed a debt due from the JV that must be repaid with interest at such rates and times to be agreed upon by the JV partners, and prior to any distribution of profits to the JV partners. Upon the start of commercial gold recovery, the parties will divide any net profits equally on a 50/50 basis after all debt has been extinguished.  The foregoing is not a complete summary of the terms of the Agreement described herein and reference is made to the complete text of the Agreement attached to the registration statement of which this prospectus forms a part as Exhibit 10.2, which is hereby incorporated by reference.

Our shares of common stock will not be eligible for quotation on the OTCQB maintained by the OTC Markets until after the registration statement of which this prospectus forms a part has been declared effective, the Spin-Off shares are distributed, and we receive a stock symbol from FINRA.  We have never declared bankruptcy, we have never been in receivership, and we have never been involved in any legal action or proceedings. Since our inception, we have not, other than as described above and as more fully set forth under the heading “ Description of Business,” made any significant purchases or sales of assets, nor have we been involved in any mergers, acquisitions or consolidations.

Overview of our Business

We have no income and/or assets other than as set forth below under the heading “Description of our Business.” We have cumulative losses from our inception through December 31, 2013 of approximately $2,596,512. We are a natural resources exploration stage company, formed for the purpose of exploring and exploiting mineral properties.  We are currently focused on the mining and resources sector and intend to attempt, subject to, among other factors, our ability to obtain substantial financing, to continue to increase our holdings of gold and other precious metals. Our principal objective is to begin gold recovery at the Ruby Mine in Sierra County, California.

Principal Executive Offices

Our office is located at 571-C Searls Ave., Nevada City, CA  95959.  Our telephone number is (530) 470-9230.

Going Concern

Our audited financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenues since inception and has never paid any dividends and is unlikely to pay dividends in the foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploration of economically recoverable reserves in its resource properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. The Company has had very little operating history to date. Our financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of $2,596,512 as of December 31, 2013. In addition, we have a working capital deficit of $3,861,833 as of December 31, 2013. We had a net loss of $1,286,873 and $880,056 for the years ended December 31, 2013 and 2012, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. If we are unable to generate profits and are unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely affected and we may have to cease operations.

As of the date of this prospectus, the Company has been spending approximately $120,000 per month to maintain operations at the Ruby.   We believe these expenses will increase in the future as we hire new workers and expand operations. We currently rely on loans and cash advances from our parent company to provide the capital required to maintain operations at the current level, which we believe can be maintained at present levels for the foreseeable future.  Going forward, upon becoming a fully-reporting company, we estimate it will cost an additional $2,500 to $5,000 per month in SEC compliance fees, consisting primarily of accounting, legal, and edgarization fees.  If we cannot generate enough revenue from mining to cover these costs, we believe we can rely on loans and cash advances from our parent company or from third party financing to make up for any revenue shortfall. If we cannot generate sufficient revenue or raise additional funds through loans, cash advances, or equity, we may not be able to maintain operations or make timely filings with the SEC.  The mortgage on the Ruby Property will require us to pay $60,000 per month through December 30, 2015. The Company believes it can rely on loans and cash advances from our parent company to make up for any revenue shortfall. We may also consider securing funding independently of our parent company through loans and private placements with other parties and financial institutions.  However, there is no assurance that we will continue to receive sufficient funding from our parent company, or that we will be successful in securing capital from alternative sources.  If we cannot generate sufficient revenue or raise additional funds through loans or equity we may not be able to maintain the mortgage on the Ruby or continue operations.

The ongoing execution of our business plan is expected to result in operating losses over the next twelve months. Management believes it will need to raise capital through loans and stock issuances in order to have enough cash to maintain its operations for the next twelve months. There are no assurances that we will be successful in achieving our goals of obtaining cash through loans or stock issuances, or increasing revenues and reaching profitability.

In view of these conditions, our ability to continue as a going concern is dependent upon our ability to meet our financing requirements, and to ultimately achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event we cannot continue as a going concern.

THE OFFERING

Shares Outstanding Prior to the Offering:	300,000,000 shares

Shares to be Spun Off:	120,000,000 shares

Shares Outstanding Subsequent to the Offering: (1)	300,000,000 shares

Use of Proceeds:	We will not receive any proceeds from the Spin-Off of our shares by our parent company.

Distributing Company:	North Bay Resources Inc., our parent company
Distributed Company:	Ruby Gold, Inc., our company

Shares to be Spun Off:
North Bay will distribute to its shareholders an aggregate of 120,000,000 shares of our common stock to the holders of record of its shares on _____ (the “Record Date”). These shares constitute 40% of our issued and outstanding shares. Immediately following the Spin-Off, North Bay will own 180,000,000 of our shares of common stock, or 60% of all our issued and outstanding shares of common stock. Of the 120,000,000 shares of our common stock to be spun off, it is estimated that 15,000,000 shares, or 5% of all our issued and outstanding shares of common stock, will be received by officers and directors of North Bay by virtue of their ownership of shares of common stock of North Bay, all of whom are also officers and directors of our company.

Certain U.S. Federal Income Tax Consequences of the Spin-Off:	The Spin-Off may be taxable to the recipient, as with any dividend.

Record Date:
The Record Date for the Spin-Off is ______. If you owned shares of common stock of North Bay on the Record Date, you will receive ___ shares of our common stock for approximately every ___ shares of North Bay that you held on the Record Date.

Spin-Off Date:	We currently anticipate that the Spin-Off will occur as soon as practicable after the date that the registration statement, of which this prospectus forms a part, is declared effective.

Spin-Off
On the Spin-Off Date, the Distribution Agent identified below will distribute the shares representing our common stock to the holders of common stock of North Bay on the Record Date. You will not be required to make any payment or take any other action to receive your shares of our common stock. The distributed shares of our common stock will be freely transferable unless you are one of our affiliates or an affiliate of North Bay. After the Spin-Off, North Bay will remain our parent company and our majority shareholder.

Spin-Off Ratio:	The Spin-Off Ratio will be 120,000,000 divided by the number of shares of North Bay issued and outstanding as of the Record Date.

Distribution Agent and Transfer Agent:	Colonial Stock Transfer Company, Inc. 66 Exchange Place, Suite 100 Salt Lake City, UT 84111 Tel: 801-355-5740

OTC QB Symbol:	To be determined

Appraisal Rights:	Neither holders of our common stock nor holders of the common stock of our parent company have dissenters’ rights of appraisal in connection with the Spin-Off

Risk Factors:	See the section entitled “Risk Factors” beginning on page 8 for a discussion of some of the factors you should carefully consider in connection with the Spin-Off.

Dividend Policy:	Following the Spin-Off, neither RGI nor North Bay anticipates paying any dividends on their respective common stock in the foreseeable future.

Address:	571-C Searls Ave. Nevada City, CA 95959

Telephone Number:	(530) 470-9230

(1)	No additional shares are being issued pursuant to this prospectus. The 120,000,000 shares are currently owned by our parent company, which is issuing a special stock dividend to its shareholders.

This offering relates to the distribution of 120,000,000 shares of our common stock, par value of $0.001, to the shareholders of our parent company as of the record date of the distribution. The Company will not receive any proceeds from this transaction.

Our common stock is not currently trading on any exchange and does not have a stock symbol.  Once the registration statement of which this prospectus forms a part is declared effective by the SEC, we intend to apply to FINRA to receive a stock symbol, and will then endeavor to have our shares made eligible for quotation on the OTCQB.  As of the date of this prospectus, the shares of common stock being distributed to the North Bay shareholders represents 40% of our outstanding common stock.

THE SPIN-OFF

Description of the Spin-Off

The Spin-Off will be effected through a stock dividend (based on a ratio of 120,000,000 divided by the number of shares of North Bay issued and outstanding as of the Record Date) of shares of common stock of RGI (currently a wholly-owned subsidiary of North Bay) to the common shareholders of North Bay. Specifically, each holder of record of North Bay at the close of business on the Record Date of _________, 2014 will receive shares of RGI common stock in a ratio of 120,000,000 divided by the number of shares of North Bay issued and outstanding as of the Record Date. On December 2, 2013, the board of directors of each of North Bay and RGI approved the Spin-Off.

Reasons for the Spin-Off

The reasons for the Spin-Off consist of the following, all of which are supported by both RGI and North Bay and their respective management.

Increase in the number of shareholders of RGI. A principal reason for the Spin-Off is that it will in the opinion of both RGI and North Bay benefit the shareholders of both entities by increasing the number of holders of RGI’s common stock, which both entities believe is critical to RGI’s ability to raise financing, which is in turn necessary for RGI to develop its business plan.

Provide for greater market awareness. Our management also believes that the Spin-Off may contribute to a greater interest in our shares of common stock by analysts and market makers who will be better able to evaluate our business separate and apart from that of our parent company. In addition, RGI intends, after the Spin-Off, to become a reporting company under the Exchange Act and will begin to make periodic and other filings with the Commission while North Bay will continue to be a publicly reporting company under the Exchange Act.

Enable RGI to use stock more efficiently as an acquisition or strategic currency. The ability to grow through expanding its board of directors, recruiting qualified management and mining personnel, potential acquisitions, and partnerships is expected to be important to RGI’s success. Management believes the Spin-Off will enable RGI to use its own stock more effectively as currency in hiring, acquiring, merging and otherwise making strategic investments in or partnering with other companies, for the following reasons:

•
Currently, there is a relatively illiquid public market for North Bay common stock (traded on the OTCQB) and a non-existent public market for RGI common stock. There are far more shareholders of North Bay than there are of RGI, which will no longer be the case after completion of the Spin-Off. Shares of our common stock issued in the Spin-Off will be freely transferable, except for shares received by those shareholders who are affiliates of, RGI. While RGI hopes that this greater number of shareholders, as well as the other factors discussed in this section, will increase interest in its shares of common stock, RGI cannot assure investors as to the price at which its common stock (or that of North Bay) will trade. The trading prices of RGI common stock after the Spin-Off may be less than, equal to or greater than the trading price of the North Bay and RGI stock in the aggregate before the Spin-Off.

•
The Spin-Off will allow management of each company to focus solely on the business of that business. The Company is and always has been a separate company from our parent company. It operates on a completely separate basis from our parent. We have separate offices and separate bank accounts. The only thing we share in common is that our present officers and directors are also the same officers and directors as our parent company, but even this is temporary, as we have now begun the process of appointing new officers and directors independent of our parent company.

Although both our parent and our company operate in the mining sector, the Company is focused solely on gold mining in California, with a fully developed infrastructure to pursue its mining operations. Our parent company on the other hand has many interests in Canada which we do not share or participate in, and our parent does not limit itself to only exploring for gold.  Our parent is also more exploration oriented, and acquires properties it can sell or option to larger companies to generate revenue.

Our business plan is different from that of our parent company.  Our parent company's business plan is based on the Generative Business Model, which is designed to generate a stream of revenue well before any property is ever developed into a commercial mining operation.  Our business plan on the other hand is focused solely on gold mining in California and making the Ruby Mine a profitable enterprise.  Our intent is to generate profits from our own mining activities by developing the Ruby Mine into a commercial mining operation.

The Spin-Off will allow us to pursue our business plan independently, and without continual reliance on our parent company except for financing our operations. It also allows our parent company to refocus on its interests in Canada and its own Generative Business Model.

•
The Spin-Off will provide employees of each company stock-based incentives linked solely to his or her employer. In order to recruit and retain additional officers, directors, and other key personnel to work for the Company, it is essential that we be able to offer them incentives that provide them with some stake in the Company’s future and success, and which is not tied to or contingent on our parent’s future prospects.  It is only through the Spin-Off that a market value for the Company’s shares that is separate and distinct from our parent can be established, and which will then help provide the added inducement needed to attract additional qualified employees.  It is crucial that when our new CEO is appointed he have the ability and flexibility to recommend to the board how and when to offer employees additional compensation and bonuses through stock awards, bonuses, and option grants in RGI. Until we complete the Spin-Off and a market value for our shares can be established, any share-based incentives must rely on our parent’s stock, thereby limiting the new CEO’s ability to attract new officers or directors that will be working directly for the Company, not our parent.

•
The Spin-Off should enhance access to financing by allowing the financial community to focus separately on each company on its own merits. This Spin-Off allows investors greater choice and flexibility in their investment decisions. It also enhances access to financing by allowing the financial community to focus separately on each company rather than being forced to invest “all or nothing” in our parent even though their primary interest might be investing only in the Ruby Mine project.

Taxable Event and Related Considerations.

The board of directors of each of North Bay and RGI considered other factors relating to the Spin-Off, including the expectation that the Spin-Off may not qualify as a tax-free exchange for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The two companies’ respective boards of directors also considered other potential risks and consequences to RGI and North Bay associated with the Spin-Off, including those relating to RGI that are described in “Risk Factors—Risk Factors Relating to the Spin-Off,” but believed that the considerations described above outweighed those risks. Shareholders of North Bay are urged to carefully review all of the Risk Factors described in this prospectus.

Tradability of Our Shares

Shares of our common stock issued in the Spin-Off will be freely transferable, except for shares received by those who are affiliates of, RGI. Those who may be considered RGI affiliates after the Spin-Off generally include individuals or entities that control, are controlled by or are under common control with, RGI. This may include some of RGI’s officers and directors. Persons who are RGI affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and/or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 thereunder, specifically including the permitted number of shares.

Shareholder Approval; Appraisal Rights

North Bay is not seeking shareholder approval of the Spin-Off. Neither shareholders of North Bay nor of RGI have any appraisal rights in connection with the Spin-Off.

Results of the Spin-Off

Upon completion of the Spin-Off, RGI will be an independent public company owning and operating its present assets and conducting its present business, which consists of developing and exploiting the Ruby Mine.  North Bay, as RGI’s joint-venture partner, will continue to hold a 50% net profit interest in the Ruby Mine, but will no longer have 100% control as it does prior to the Spin-Off.  Other than the authorization for the Spin-Off by our Board of Directors and the Board of North Bay and the aforementioned joint-venture agreement, there are no agreements, formal or otherwise, in place between the respective companies, any affiliate of either company, or any other parties governing the Spin-Off.

Reason for Furnishing this Prospectus

We are furnishing this prospectus to provide information to holders of North Bay who will receive RGI shares in the Spin-Off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of RGI’s securities or those of North Bay. The information contained in this prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither RGI nor North Bay is required to update the information except in the normal course of their public disclosure obligations and practices.

Expenses

The expenses of the Spin-Off are estimated to be approximately $10,000. These expenses will be borne by RGI.

QUESTIONS AND ANSWERS CONCERNING THE SPIN-OFF

Will every shareholder share in proportion to their holdings in North Bay?

Yes, each shareholder of North Bay will receive one share of our common stock at a ratio of 120,000,000 divided by the number of shares of North Bay issued and outstanding as of the Record Date. Any fractional shares will be rounded up to the nearest whole share.

However, certain states may not allow us to distribute the shares to certain shareholders of North Bay, including, but not limited to, shareholders who have deposited their shares in the depository trust, without first registering and/or qualifying the shares in that particular state. Therefore, we reserve the right to pay you $0.001 (par value) as the dividend for each share you would have received in lieu of issuing you our shares in this Spin-Off.

What is the connection between North Bay and our company?

We are presently a wholly-owned subsidiary of North Bay and 100% owned by North Bay. We will be an independent company subsequent to the Spin-Off, though still majority owned (60%) by North Bay until such time as its equity ownership falls below 50%.

Why are we engaging in the Spin-Off?

We are engaging in the Spin-Off principally because our management - which is similar to the management of North Bay, our parent company - believes it will benefit the shareholders of both RGI and North Bay by increasing the number of holders of our common stock, which our management believes could enhance the liquidity of our shares. Management does not believe that prospective investors are or would be interested in the securities of a company that does not trade in the public marketplace. In addition, our management believes that the Spin-Off will benefit the shareholders of North Bay since spinning off the shares of our common stock will enable the shareholders of North Bay to increase or decrease their level of participation in our business by varying their level of investment in us separate from North Bay in addition to contributing to a greater interest in our shares of common stock by analysts and market makers who will be better able to evaluate our business separate and apart from that of our parent company.

Can I sell my shares?

Upon the effectiveness of the registration statement of which this prospectus forms a part, the shares of our common stock issuable to shareholders of North Bay will be freely tradable once we receive a stock symbol from FINRA and are cleared to begin trading on the OTCQB, assuming compliance with state securities laws, of which there can be no assurance. Any affiliates of ours and/or of North Bay will hold restricted securities subject to the resale limitations of Rule 144.

Where will our common stock trade?

We expect that our common stock will be eligible for quotation on the OTCQB once the Spin-Off is complete and FINRA has assigned us a ticker symbol.

What are shares of our company worth?

The value of our shares will be determined by their trading price after the Spin-Off is effected. We do not know what the trading price will be and we can provide no assurances as to the value of such shares, if any.

What are the tax consequences to me of the Spin-Off?

While we do not believe that the Spin-Off will qualify as a tax-free Spin-Off under U.S. tax laws, we can provide no guidance to shareholders who will receive shares in the Spin-Off regarding its potential tax consequences. However, a portion of the Spin-Off may be taxable to you as a dividend and the remainder may be a tax-free reduction in your basis in your shares of common stock of our parent company. Please consult your tax advisor for further guidance.

What part of our business will we concentrate on subsequent to the Spin-Off?

We will continue the exploration of the Ruby Mine. As of the date of this prospectus, the Company has been spending approximately $120,000 per month to maintain operations at the Ruby.   We believe these expenses will increase in the future as we hire new workers and expand operations. We currently rely on loans and cash advances from our parent company to provide the capital required to maintain operations at its current level, which we believe can be maintained at present levels for the foreseeable future.  Upon completion of the Spin-Off, we believe we can begin to secure funding independently of our parent company through loans and private placements with other parties and financial institutions.  However, there is no assurance that we will continue to receive sufficient funding from our parent company, or that we will be successful in securing capital from alternative sources.

RISK FACTORS

You should carefully consider the following risk factors relating to our business and prospects before making an investment decision regarding our shares of common stock. As one of our shareholders, you will be subject to the risks inherent in our business.  Additional risks and uncertainties not presently known or that the Company currently deems immaterial may also impair operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected.   In such case, the trading price of our common stock could decline and you may lose all or part of your investment.  As of the date of this prospectus, our management is aware of the following material risks and we have included all known material risks in this section.

Risks Related To Our Business

We have been the subject of a going concern opinion by our independent auditors who have raised substantial doubt as to our ability to continue as a going concern; history of losses.

Our audited financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenues since inception and has never paid any dividends and is unlikely to pay dividends in the foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploration of economically recoverable reserves in its resource properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. The Company has had very little operating history to date. Our financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of $2,596,512 as of December 31, 2013. In addition, we have a working capital deficit of $3,861,833 as of December 31, 2013. We had a net loss of $1,286,873 and $880,056 for the years ended December 31, 2013 and 2012, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. If we are unable to generate profits and are unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely affected and we may have to cease operations.

As of the date of this prospectus, the Company has been spending approximately $120,000 per month to maintain operations at the Ruby.   We believe these expenses will increase in the future as we hire new workers and expand operations. We currently rely on loans and cash advances from our parent company to provide the capital required to maintain operations at its current level, which we believe can be maintained at present levels for the foreseeable future.  Going forward, upon becoming a fully-reporting company, we estimate it will cost an additional $2,500 to $5,000 per month in SEC compliance fees, consisting primarily of accounting, legal, and edgarization fees.  If we cannot generate enough revenue from mining to cover these costs, we believe we can rely on loans and cash advances from our parent company to make up for any revenue shortfall. If we cannot generate sufficient revenue or raise additional funds through loans, cash advances, or equity, we may not be able to maintain operations or make timely filings with the SEC.  The mortgage on the Ruby Property will require us to pay $60,000 per month through December 30, 2015. The Company believes it can rely on loans and cash advances from our parent company to make up for any revenue shortfall. We may also consider securing funding independently of our parent company through loans and private placements with other parties and financial institutions.  However, there is no assurance that we will continue to receive sufficient funding from our parent company, or that we will be successful in securing capital from alternative sources.  If we cannot generate sufficient revenue or raise additional funds through loans or equity we may not be able to maintain the mortgage on the Ruby.

The ongoing execution of our business plan is expected to result in operating losses over the next twelve months. Management believes it will need to raise capital through loans and stock issuances in order to have enough cash to maintain its operations for the next twelve months. There are no assurances that we will be successful in achieving our goals of obtaining cash through loans or stock issuances, or increasing revenues and reaching profitability.

In view of these conditions, our ability to continue as a going concern is dependent upon our ability to meet our financing requirements, and to ultimately achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event we cannot continue as a going concern.

We do not have a long history of running our business upon which investors may evaluate our performance, and therefore investors bear all the risks of a company beginning to implement its business plan.

We are implementing our business plan for the Company which remains in its earlier stages. We have engaged in activities to re-open the Ruby by rehabilitation of the Ruby tunnel, securing our permits, submitting to inspection by MSHA and Cal/OSHA, and conducting further exploration and geological mapping in the areas of the mine currently accessible to us. There is a significant amount of additional work and investment necessary for us to successfully execute our overall business plan. Investors should consider that the future of our business includes substantial risks associated with our stage of development and our short operating history.  An investment in the Company is speculative.

We may face many of the challenges that a developing company in the mining industry typically encounters which may impede or prevent successful implementation of our business plan.

These challenges include, but are not limited to:

·	Evaluation and staking of new prospects;

·	Maintaining claims and permits in good standing;

·	Engaging and retaining the services of qualified geological, engineering and mining personnel and consultants;

·	Establishing and maintaining budgets, and implementing appropriate financial controls;

·	Identifying and securing joint-venture partners;

·	Establishing initial and ongoing exploration and development plans for mining prospects;

·	Obtaining and verifying independent studies to validate mineralization levels on our prospects; and

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Ensuring the necessary exploratory and operational permits are filed on a timely basis, the necessary permits are maintained and approved by governmental authorities and jurisdictions, and adhering to all regulatory and safety requirements.

The failure to address one or more of these above factors may impair our ability to carry out our business plan.  In that event, an investment in us would be substantially impaired.

We will be dependent on locating and hiring, at economical rates, mining personnel and independent contractors for the implementation of our business plan without whom we will not meet the expected timing of implementation of our business plan.

We may not be able to locate, employ or retain persons with the appropriate experience and skills to successfully execute our business plan.  The inability to do the specific tasks required on a timely basis or at all may result in the delay of implementing our business plan, thereby causing additional expense or our business failure.

The Ruby has no proven or probable reserves, and gold recovery may be less than expected, or may never begin at all.

The Ruby has no proven or probable reserves.  While past production may be a good indicator, it does not guarantee future results.  If our mining efforts fail to produce a grade of gold high enough to sustain a profitable enterprise, our Ruby Project may fail.  In the event of such a failure, our inability to repay any accumulated debt incurred from the Ruby Project may cause our business to fail.

Our ability to begin mining operations at the Ruby requires that we raise sufficient capital to pay off the mortgage on the Ruby Property and provide enough operating capital to begin as well as sustain commercial gold recovery.  If we fail to secure enough capital from existing or any other funding sources, we may have to curtail the Ruby Project and forfeit the Ruby Property.

We have not obtained a feasibility study on the Ruby Mine, and are planning to place our project into production without first establishing reserves. Historically, such projects have a much higher risk of economic or technical failure.

We are planning to place the Ruby Mine into production without first establishing reserves. We are not basing our production decision on a final or bankable feasibility study of the Ruby Mine.  This decision creates a much higher degree of uncertainty and risk, both economic and technical, than would otherwise be present when a production decision is the result on a final or bankable feasibility study.

Our initial mining activity is expected to include the extraction of bulk samples mined from underground that can be used to help determine an estimate of proven and probable reserves. However, the very nature of the Ruby Mine explains why there have been no estimates of proven or probable reserves prior to this point in time. The Ruby gold deposits are contained within the Tertiary gravels found at the bottom of ancient river channels and which extend horizontally for miles from intercepts several hundred feet underground rather than vertically from outcrops above ground. Thus reliable data is extremely difficult to obtain by drilling vertically down from the surface. Drilling is therefore best initiated several hundred feet underground to access and follow the lateral course of the ancient river channels in which the gold is presumed to be deposited. This activity is essentially mining, for to reach these locations and begin accumulating the data needed to establish proven reserves, it is necessary to begin bulk sampling and mining simultaneously, and the costs are the same regardless whether it be called sampling or mining.

We are aware that this method of mining and sampling simultaneously is considered unorthodox by current practices.  However, we are guided by the fact that this approach has historically been the standard in California's drift mines such as the Ruby Mine. The Department of the Interior Bureau of Land Management (“BLM”) Technical Bulletin 4 entitled “Placer Examination Principles and Practice” explains, “Not all placers lend themselves to the usual forms of sampling and there are some which cannot be sampled by any means short of mining the entire deposit. Excellent examples of the latter condition can be found in California's drift mines. The point to be made here is that the physical characteristics of such deposits, when combined with an almost complete absence of surface guides to their underground location, makes sampling in the normal sense impracticable.”

The history of drift mining in California notwithstanding, the fact remains that not basing our production decision on a final or bankable feasibility study of the Ruby Mine creates a much higher degree of uncertainty and risk, both economic and technical, than would otherwise be present. There is no guarantee this approach will be successful. If our mining efforts fail to produce any economic quantities of gold or a grade of gold high enough to sustain a profitable enterprise, our Ruby Project may fail.  In the event of such a failure, our inability to repay any accumulated debt incurred from the Ruby Project may cause our business to fail.

Our business plan depends on the price of gold rising or at least remaining stable.

Metal prices and gold in particular are often highly volatile.  Any significant decrease in actual versus expected prices that results in a market price below our actual cost of extraction will result in a suspension of mining, in which case our business could fail.

The US Government owns most of the land covered by our mining claims, and our ability to conduct mining operations is subject to maintaining our claims in good standing and abiding by the terms of our Plan of Operations.

The land covered by most of our mining claims is owned by the US Government, and administered by the BLM and the USFS.  All of our claims are in good standing through August 31, 2014 with both the BLM in Sacramento and Sierra County in Downieville, CA. Annual BLM claim fees are currently $14,700 per year.  Sierra County property taxes are currently $26,220 per year. As of the date of this prospectus, all BLM fees and Sierra County property taxes have been paid and are current.  The Ruby is fully-permitted for underground exploration, small scale mining and small scale production.  The current Plan of Operations was formally renewed by the USFS in February 2011, and is effective through December 31, 2018. In the event we change or cause to change the terms of our Plan of Operations, or if the USFS notifies us that we may be in violation of any of the terms of our approved Plan of Operations, we will have to file an amendment to the plan with the USFS, which would cause our operations to be suspended, possibly indefinitely.

Our President and Chief Executive Officer does not have any training specific to the technicalities of mineral exploration, and there is a higher risk our business will fail.

Mr. Perry Leopold, our President and Chief Executive Officer, does not have any formal training as a geologist or a mining engineer. We do have qualified geologists and mining engineers on staff, but Mr. Leopold has the ability to accept or not accept their recommendations on any particular matter. As a result, our upper management may lack certain skills that are advantageous in managing an exploration or mining company. In addition, Mr. Leopold’s decisions and choices may not take into account standard engineering or managerial approaches that mineral exploration and mining companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in geology and mine engineering.

We have one key employee, our Chief Executive Officer, who also has other business interests, and he may not be able to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Perry Leopold, our Chief Executive Officer, currently devotes 40 or more hours per week to our business affairs and the business affairs of our parent company, including RGI, and currently devotes approximately 10 hours per week total on his other business interests, specifically, Speebo, Inc., Circular Logic, Inc. and The PAN Network. Mr. Leopold also serves as a consultant to a major consumer electronics firm on legacy technology issues related to his work with The PAN Network, and which is done only as time permits, on an as-needed as-available basis. Should the demands from any of Mr. Leopold’s other business interests increase in the future, it is possible that Mr. Leopold may not be able to devote sufficient time to the management of our business, as and when needed. If our management team is unable to devote a sufficient amount of time to manage our operations, our business will fail. As of the date of this prospectus, after the planned Spin-Off is complete Mr. Leopold is expected to continue to devote the same amount of time to RGI as he does now, until such time as a new CEO has been appointed to take his place.

We could fail to attract or retain key personnel, which could be detrimental to our operations.

Our success currently depends on the efforts and abilities of our Chief Executive Officer, Perry Leopold, and our Chief Operating Officer, William S. Watters. The loss of their services could materially harm our business because of the cost and time necessary to find their successors. Such a loss would also divert management’s attention away from operational issues. We do not presently maintain key-man life insurance policies on our Chief Executive Officer. To the extent that we are smaller than our competitors and have fewer resources, we may not be able to attract sufficient number and quality of staff.

Risks Related to Our Industry

Our gold exploration efforts are highly speculative in nature and may be unsuccessful.

Gold exploration and extraction is highly speculative in nature, involves many risks, and frequently is unsuccessful. Especially where quartz veins are involved, substantial expenditures are required to establish proven and probable ore reserves or resources through drilling and bulk sampling, and to determine metallurgical processes to efficiently extract the gold and other metals from the ore. The ability to successfully exploit commercially viable deposits within our mining claims depends on being able to secure experienced management and the requisite personnel to successfully exploit them.  Grade control is also critical, as the grade of a mineral deposit can vary substantially over its strike length, rendering what was initially believed a profitable deposit of little or no value. As a result of the foregoing uncertainties, no assurance can be given that our exploration programs will be successful, or that once mining operations begin, if at all, we will be able to identify, expand, or replace current or future resources with new reserves or resources. Moreover, precious metal prices are highly volatile, and significant decreases in actual over expected prices may mean reserves and resources, once found, will be unprofitable to produce. It is not unusual in new mining operations to experience unexpected problems during the start-up phase.

Other risk factors include changes in regulations, environmental concerns or restrictions, technical issues relating to exploration, mining, and extraction, such as rock falls, subsidence, flooding and weather conditions, safety requirements, and labor issues.  Any of these factors individually or together could delay or halt implementation of the business plan or raise costs to levels that may make it unprofitable or impractical to pursue our business objectives.

Regulatory compliance is complex and the failure to meet all the various requirements could result in loss of a claim, fines or other limitations on our business plan.

The Ruby in Sierra County, California, is subject to US regulation by the Federal Environmental Protection Agency, the Federal Department of the Interior, the Bureau of Land Management (“BLM”), the US Forestry Service (“USFS”), the US Department of Labor Mine Safety and Health Administration (“MSHA”), as well as other comparable state agencies, such as the California Department of Conservation Office of Mine Reclamation (“OMR”), the California State Water Resources Control Board  and the California Division of Occupational Safety and Health (Cal/OSHA”).  At the Ruby, we are also subject to various federal and state statutes, such as the federal Mine Safety & Health Act of 1977, the federal Mine Improvement and New Emergency Response Act of 2006, the federal Comprehensive Environmental Response, Compensation and Liability Act, also known as the “Superfund” law, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, and the California Surface Mining and Reclamation Act (“SMARA”). Where EB-5 funding has been applied for, offered, or secured, we are subject to regulation by the US Department of Homeland Security and the United States Citizenship and Immigration Services (“USCIS”). The acquisition of a prospect in Mexico, or any other country, should we ever undertake such an endeavor, will be subject to similar regulatory agencies requirements by various agencies in each country.  In all cases, the failure or delay in making required filings and obtaining or maintaining regulatory approvals or licenses will adversely affect our ability to carry out our business plan.  The failure to obtain and comply with any regulations or licenses may result in fines or other penalties, and even the loss of our rights over a prospect. We expect compliance with these regulations to be a substantial expense in terms of time and cost. Therefore, compliance with or the failure to comply with applicable regulation will affect our ability to succeed in our business plan and ultimately to generate revenues and profits.

Competition may develop which could hinder our ability to attract or retain key employees.

As metal prices continue to increase and demand grows, we expect new companies to form and compete with the already numerous junior and developed mining, exploration and production companies in existence.  Some of these companies may be better funded, or more successful in their projects, and thereby diminish our ability to attract or retain key employees or execute our business plan.

New mining activities require substantial capital expenditures.

New mining activities require substantial capital expenditures for machinery, equipment, supplies, and experienced personnel. It is likely that additional sales of equity or debt securities will be required in the near future to meet our short-term capital needs.  Sales of additional equity securities could result in the dilution of the interests of shareholders. There can be no assurance that the Company will generate sufficient cash flow and/or that it will have access to sufficient external sources of funds in the form of outside investment or loans to continue mining activities at the same or higher levels than in the past.

Risks Related to Our Relationship with North Bay

We are a subsidiary of North Bay, and accordingly our business is substantially controlled by North Bay.

North Bay currently owns 100% of our issued and outstanding shares of common stock. This means that North Bay has the voting power to elect our entire Board of Directors and to control our management.

North Bay intends to issue a special stock dividend to the holders of North Bay’s issued and outstanding common stock (“North Bay Shareholders”). The North Bay Shareholders will receive 40% of our issued and outstanding shares, and North Bay will continue to own 60% of RGI.  It is therefore expected that North Bay will remain our majority shareholder, and will continue to have the voting power to elect our entire Board of Directors and to control our management.

North Bay could cause corporate actions to be taken even if the interests of North Bay conflict with the interests of our other shareholders. This concentration of voting power could have the effect of deterring or preventing a change in control that might be beneficial to our other shareholders.

As the majority shareholder, North Bay will have the voting power to approve or disapprove any matter or corporate transaction presented to our shareholders for approval, including but not limited to

•	any amendment of our articles of incorporation or bylaws;

•	any merger or consolidation of us with another company;

•	any recapitalization or reorganization of our capital stock;

•	any sale of assets or purchase of assets; or

•	a corporate dissolution or a plan of liquidation of our business.

We will initially rely upon North Bay for certain services and resources.

We will initially rely on North Bay to provide financing and certain management and administrative services, including but not limited to operational oversight at the Ruby, certain legal services, accounting, and financial management. We have entered into a Joint Venture Agreement (the “JV Agreement”) with North Bay under which we have agreed to ultimately bear all costs presently afforded us by North Bay for services and materials. We have agreed to repay all cash advances and other expenses paid on our behalf by North Bay to enable us to execute our business plan.  There is no formal repayment plan currently in effect, and we continue to rely on North Bay to fund and maintain operations.

Our directors are also directors of North Bay.

The current members of our Board of Directors also serve on the North Bay Board of Directors. This commonality of directors means that we will not have a Board of Directors making business decisions on our behalf independent from North Bay. We intend to appoint additional directors to our Board of Directors who will be independent of North Bay, but any new directors must be approved by North Bay, and they may potentially be removed from our Board of Directors by North Bay, as the majority shareholder.

Conflicts of interest may arise from our relationship with North Bay.

Our relationship with North Bay could give rise to certain conflicts of interest that could have an impact on the execution of our business plan, business opportunities, and operations generally. As a purely hypothetical and speculative example, in the event the Ruby becomes a profitable enterprise and builds cash reserves, our parent company and majority shareholder may want us to declare a cash dividend, which our then-current board of directors may object to for any number of reasons.

Our Chief Executive Officer and Chairman of the Board of Directors controls our parent company, North Bay, and thus has the ability to control our business direction, which could potentially create a conflict of interest.

Our Chief Executive Officer and Chairman of the Board of Directors, Mr. Perry Leopold, owns 80% of the voting shares of our parent company by virtue of his ownership of 100% of the issued and outstanding Series I Preferred Shares of North Bay. Accordingly, as long as our parent company continues to be our majority shareholder, Mr. Leopold is likely to be in a position to control the election of our Board of Directors and the selection of officers, management and consultants.  He will also have significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Mr. Leopold may potentially differ from the interests of the other shareholders.  Mr. Leopold is also in a position that creates an inherent potential for a conflict-of-interest to arise in the future. As a purely hypothetical and speculative example, in the event the Ruby becomes a profitable enterprise and builds cash reserves, Mr. Leopold, as a significant shareholder subsequent to the Spin-Off, may want us to declare a cash dividend, which our then-current board of directors may object to for any number of reasons.

We anticipate our operating expenses will increase and we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without increasing or realizing any significant revenues. We expect to incur continuing and significant losses into the foreseeable future. As a result of continuing losses, we may exhaust all of our resources and be unable to execute on our business plan. Our accumulated deficit will continue to increase as we continue to incur losses. We may not be able to earn profits or continue operations if we are unable to generate significant revenues. There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues from mining or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

As of December 31, 2013, we had approximately $3,848,037 owed to our parent company.

As of December 31, 2013, the Company has approximately $3,848,037 in debt owed to our parent company. $1,990,000 of this amount was the original balance due on the Ruby mortgage, and $1,858,037 is the amount of cash advances received and expenses paid on our behalf by our parent company. This debt is expected to increase going forward as the Company continues operations funded by loans and cash advances from our parent company.  This debt is due on demand, currently accrues no interest, and is non-recourse. We expect to repay this debt over time through revenue generated from gold recovery.  However, our parent company reserves the right to sell this debt to a third party, in which case the debt may at some point in the future be converted in whole or in part to equity.  There are presently no agreements in effect pertaining to any such conversion, and any such agreement would have to be negotiated and executed in the future in the event such a transaction were to take place. Should any conversion of this debt to equity occur, there is a risk of significant dilution to then existing shareholders.

Upon successful execution of our business plan, our potential income from the Ruby is limited to 50% of net profits.

By virtue of a joint-venture agreement with our parent company, we are obligated to split net income equally with our parent company after all debt has been repaid.  As a result, our potential income from operations at the Ruby is limited to 50% of net profits.

Risks Related to the Spin-Off

The market value of the shares of our common stock received in the Spin-Off may decline once our stock becomes available for trading.

After the Spin-Off is completed, holders of our parent company shares will hold common stock of both our company and our parent company. We cannot assure you that the public market for our common stock will be similar to the public market for the common stock of our parent company which, though illiquid, is considerably more liquid than is the market for our common stock. Our common stock does not currently trade on any public market, and its market value cannot currently be determined. Ultimately, the value of our common stock will be determined in the trading markets and will be influenced by many factors, including our operations, the growth and continuation of our proposed business, investors’ expectations of our prospects, trends and uncertainties affecting the industry in which we operate, future issuances of our capital stock and general economic and other conditions. The market value of our common stock after the Spin-Off could be less than its market value before the Spin-Off. Further, the aggregate market price of our common stock and that of our parent company could be less than the present market value of either our common stock or the common stock of our parent company.

The Spin-Off may cause the trading price of our parent company’s common stock to decline.

Following the Spin-Off, our parent company expects that its common stock will continue to be quoted and traded on the OTCQB under the symbol “NBRI.” As a result of the Spin-Off, the trading price of our parent company’s common stock may after its completion be substantially lower than its trading price immediately prior to the Spin-Off as our parent company will have surrendered a portion of its ownership of our assets.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from our parent company.

We may not be able to achieve the full strategic and financial benefits that we expect will result from our separation from our parent company or such benefits may be delayed or may not occur at all. For example, analysts and investors may not regard our corporate structure to be clearer and simpler than the current corporate structure or place a greater value on our company as a stand-alone company than on our businesses being a part of our parent company. As a result, in the future the aggregate market price of our parent company’s common stock and our common stock as separate companies may be less than the market price per share of our parent company’s common stock had the Spin-Off not occurred.

The Spin-Off may result in tax liability.

You may be required to pay income tax on the value of the shares of our common stock received in connection with the Spin-Off. The Spin-Off may be taxable to you as a dividend and/or as a capital gain, depending upon the extent of your basis in our parent company stock which you hold. You are advised to consult your own tax advisor as to the specific tax consequences of the Spin-Off. Shareholders are also encouraged to read “Federal Income Tax Consequences of the Spin-Off” and “Federal Income Tax Consequences to Shareholders” below, which contain important tax disclosures relating to the Spin-Off.

The lack of a broker or dealer to create or maintain a market in our stock could adversely impact the price and liquidity of our securities.

We have no agreement with any broker or dealer to act as a market maker for our common stock and we may not be successful in obtaining any market makers. Thus, no broker or dealer will have an incentive to make a market for our common stock. The lack of a market maker for our common stock could adversely influence the market for and price of our common stock, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our common stock.

Risks Pertaining to Our Common Stock

There is no public market for our common stock.

There presently is no public market for our common stock or any of our other securities. We intend to apply for a stock symbol and to have our shares be quoted on the OTCQB but there is no assurance that our stock symbol will be issued, or that a liquid trading market will develop even if it is approved.

We intend to have our shares quoted on the OTCQB. As such, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

We intend to have our common stock quoted on the OTCQB, which will require that we remain current in our filings with the SEC in order for shares of our common stock to remain eligible for quotation on the OTCQB. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the OTCQB investors in our common stock may find it difficult to sell their shares.

Trading of our stock, when and if available, may be restricted by the SEC’s penny stock regulations, which may limit a shareholder’s ability to buy and sell our stock.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $10,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market following the distribution of a stock dividend by our parent company, or the perception that those sales could occur, could cause the market price of our common stock to decline. Sales of substantial amounts of common stock could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Because we do not pay dividends, our common stock may not be a suitable investment for anyone who needs to earn dividend income.

We do not pay cash dividends on our common stock. For the foreseeable future, we anticipate that any earnings generated in our business will be used to finance the growth of our business and will not be paid out as dividends to our shareholders. This means that our common stock may not be a suitable investment for anyone who needs to earn income from their investments.

Shareholders may experience dilution because of future issuances of additional shares of our common stock and our preferred stock.

In the future, we may issue shares of our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our shareholders. As of the date of this prospectus we are currently authorized to issue an aggregate of 760,000,000 shares of common stock, consisting of 750,000,000 shares of common stock and 10,000,000 shares of preferred stock.   As of the date of this prospectus there are 300,000,000 shares of common stock issued and outstanding.

We may issue additional securities in order to raise additional capital, or in connection with hiring or retaining employees or consultants, or in connection with future acquisitions, or for other business purposes. The future issuance of any such additional shares of common stock or other securities may create downward pressure on the trading price of our common stock.

While no preferred shares have as yet been designated for issuance, we may at some future date designate and  issue up to 10,000,000 shares of preferred stock having rights, preferences, and privileges senior to the rights of our common stock with respect to dividends, rights to share in distributions of our assets if we liquidate our company, voting rights, among other matters. Any preferred stock may also be convertible into shares of common stock on terms that would be dilutive to holders of common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements and  are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect our judgment as of the date of this prospectus and they involve many risks and uncertainties, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that will distributed by our parent company to its shareholders.  We will not receive any proceeds from the distribution of shares of our common stock by our parent company to its shareholders.

PLAN OF DISTRIBUTION

This prospectus relates to the distribution by North Bay of 120,000,000 shares of our common stock, or 40% of the shares of our common stock (which we sometimes refer to as the “Distribution”). Our common stock will be distributed by Colonial Stock Transfer, the distribution agent, to North Bay shareholders of record on the Record Date at a ratio of 120,000,000 divided by the number of shares of North Bay issued and outstanding as of the record date.  For example, if the ratio on the Record Date is determined to be 0.70 and the North Bay shareholder owns 100,000 shares of North Bay, they will receive 70,000 shares of RGI. Any fractional shares will be rounded up to the nearest whole share. All such shares of our common stock will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights. No consideration will be paid to North Bay or our company by the North Bay shareholders for the shares of our common stock received in the Distribution. Following the Distribution, North Bay will then own 180,000,000 shares of our common stock, or 60% of our outstanding shares. The Distribution is currently expected to be effected as soon as practicable after the registration statement, of which this prospectus forms a part, is declared effective. We will not receive any proceeds from the resale of common stock by the North Bay shareholders.

No cash distributions will be paid. No shareholder of North Bay is required to make any payment or exchange any shares in order to receive our common shares in the Spin-Off. We will bear all of the costs of the Spin-Off.

North Bay and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under those statutes. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

North Bay and any other persons participating in the sale or distribution of the share offered by this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by persons who purchase shares from North Bay shareholders who receive the shares of our common stock in the Distribution. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the same securities for a specified period of time prior to the commencement of the distribution, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF

The following discussion is a summary of the material U.S. federal income tax consequences of the distribution of our shares. However, it is not intended to be a complete discussion of all potential tax effects that might be relevant to the Distribution. It also is limited to domestic non-corporate shareholders. It may not be applicable to certain classes of taxpayers, including, without limitation, corporations, nonresident aliens, insurance companies, tax-exempt organizations, financial institutions, securities dealers, broker-dealers, persons who are not citizens or residents of the United States or who are otherwise subject to special treatment under the United States Internal Revenue Code of 1986, as amended (the “Code”). Additionally, each shareholder’s individual circumstances may affect the tax consequences of the Distribution to such shareholder. Finally, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. All classes of taxpayer shareholders should consult their own tax advisors regarding the tax consequences of the Distribution.

The following summary is based on laws, regulations, rulings, practice, and judicial decisions in effect at the date of this prospectus, and does not take into account possible changes to such laws or such interpretations, if any, any of which may be applied retroactively. Additionally, legislative, regulatory, or interpretive changes or future court decisions may significantly modify the statements made in this description. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF OUR SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS

North Bay has not requested nor does it intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel as to the federal income tax consequences of the Distribution. However, based on the facts of the proposed transaction, it is the opinion of the management of North Bay that the transaction will not qualify as a “tax free” spin off under Section 355 of the Code. As such, North Bay will likely report the transaction as a taxable distribution to which Section 301 applies.

Assuming North Bay reports the transaction as taxable under Section 301, the amount of the Distribution for purposes of Section 301 of the Code will be equal to the fair market value of the shares on the date of the Distribution. Since we have had historical net losses, we are not expected to have earnings or profits as of the date of the Distribution. Furthermore, because there is virtually no current public market for our common stock, the fair market value of these shares and hence the amount of the Distribution will probably be minimal on the date of Distribution; however, each shareholder’s individual circumstances may affect the tax consequences of the Distribution to such shareholder. Shareholders who are not citizens or residents of the United States, are corporations, or who are otherwise subject to special treatment under applicable tax codes, may have other consequences as a result of the Distribution. We strongly urge all shareholders to consult with their own tax, financial, or investment advisor or legal counsel experienced in these matters.

The foregoing sets forth the opinion of the management of North Bay. North Bay will likely report the amount of the Distribution to the Internal Revenue Service based on our net book value on the date of Distribution, which has not been determined to date. The Internal Revenue Service is not bound thereby and no assurance exists that it will concur with the position of management regarding the value of the shares or other matters herein discussed. Specifically, it is possible that the Internal Revenue Service may assert that a substantially higher fair market value existed for the shares on the date of Distribution. If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the amount of the Distribution, the taxation of the transaction to North Bay and its shareholders would be based on such higher value. In such event, the tax impact would increase significantly and would not be minimal. North Bay would recognize gain to the extent the value placed on the amount of the Distribution exceeded its adjusted basis in the stock (which approximates our net book value). You would be taxed on the amount so determined for the Distribution as a dividend to the extent of any current year or accumulated earnings and profits of North Bay and would recognize gain on the balance of the Distribution to the extent it exceeded your adjusted basis in our shares owned by you.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF OUR SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the California Corporations Code, none of our directors or officers shall have any liability to us or our shareholders for monetary damages. The California Corporations Code provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its shareholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws provide that we shall indemnify our currently acting as well as our former directors and officers to the fullest extent permitted by the California Corporations Code, except for liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law.

Our charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their capacities with our company. However, nothing in our charter or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of negligence or misconduct of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the California Corporations Code provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

SECURITIES ELIGIBLE FOR FUTURE SALE

Following the effectiveness of the registration statement of which this prospectus forms a part, the 120,000,000 shares of our common stock distributed to the North Bay shareholders will be freely transferable without restriction or further registration under the Securities Act, except for shares received by persons who may be deemed to be our “affiliates” or “affiliates” of North Bay, as such term is defined under the Securities Act. Persons who may be deemed to be our affiliates after the Distribution include individuals or entities that control, are controlled by or under common control with our company, and include our directors and principal executive officers, as well as any shareholder owning 10% or more of the total stock issued and outstanding. Shares of our common stock held by affiliates may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of shareholders and serve for one year or until successors are elected. Our Board of Directors elects our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

Our directors, executive officers and other significant employees, their ages and positions are as follows:

Name	Age	Position with the Company
Perry Leopold	63	Chairman and Chief Executive Officer
Fred Michini	71	Director
William S. Watters	59	Chief Operating Officer

Perry Leopold.  Mr. Leopold has served as Chairman and CEO of the Company since July 2011. Mr. Leopold has led a number of successful enterprises over the past 30 years in a diverse number of fields, ranging from the arts and technology to finance and natural resources. Mr. Leopold is currently CEO and Chairman of our parent company, North Bay Resources Inc., which he has led since 2006. Educated at the University of Pennsylvania, Mr. Leopold is also the founder and current President of Speebo Inc.(1) since 2006, a privately owned exploration company. In addition, since 2005 he is currently serving as President of Circular Logic, Inc., a registered Commodity Trading Advisor (CTA) and Commodity Pool Operator (CPO) firm specializing in commodity trading system development. Mr. Leopold is also the owner of The PAN Network, a private company he founded as a sole-proprietorship in 1981, and which has since been in continuous operation to the present day. Mr. Leopold is qualified to serve on the Board of Directors because of his years of experience as the CEO of our parent company, and his familiarity with the Company’s business and mining prospects.

Fred Michini. Mr. Michini has served as a Director of the Company since July 2011.  He is a tax, financial, management accounting and litigation support specialist, and has extensive previous experience serving as the Chief Financial Officer of a variety of public and private companies, including Speebo, Inc. (1) from 2006-2008, a private mineral exploration company currently controlled by North Bay’s Chief Executive Officer, Perry Leopold. Mr. Michini is also a Certified Public Accountant, has been Partner and Managing Partner of two regional accounting firms, has served as an auditor for the U.S. General Accounting Office, and is a former Board Member of the Central Montgomery County Chamber of Commerce. Mr. Michini earned his B.S. from LaSalle University and his MBA from Temple University.  Mr. Michini has been employed as a CPA and Real Estate Tax Consultant by AJ Michini Associates since 1973 and by AJ Michini MBA CPA since 1984.  In addition, Mr. Michini serves as Acting CFO for Artimplant USA, a subsidiary of the Swedish public company Artimplant AB, a position he has held since 2005. As of January, 2008 Mr. Michini was no longer associated with Speebo. Mr. Michini’s expertise in accounting and years of experience as a director of our parent company makes him a valuable member of the Board of Directors.

William S. Watters, P.E.  Mr. Watters is the Company’s Chief Operating Officer as of March 3, 2014.  His duties include serving as the Mine Manager of the Ruby Mine.  Prior to his appointment, Mr. Watters has been serving as an independent consultant to the Company since 2011, providing engineering advisory services at the Ruby Mine, as well as advising the Company on safety compliance issues with the federal and state mine safety regulatory agencies, MSHA and Cal/OSHA.  Mr. Watters holds a B.S. degree in Mining Engineering from the Mackay School of Mines at the University of Nevada-Reno, and was the Senior Mine Engineer at the Ruby Mine when the Ruby was last in operation in 1998.  Mr. Watters was also the Chief Mining Engineer at the Idaho-Maryland Mine in Grass Valley, CA, and more recently was the Chief Inspector/Engineer at the $333 Million New Irvington Tunnel Project in San Francisco.  In addition to being a Registered Professional Engineer (Civil, CA; Mining, WY), Mr. Watters is a Mine Rescue Team Trainer, has a California Safety Representative License, and is a Mine Safety and Health Administration (“MSHA”) Trainer (blue card). When the Spin-Off of RGI is complete, it is expected that Mr. Watters will then become the Company’s new Chief Executive Officer, and will also be given a seat on the Board of Directors.  Mr. Watters’ expertise as a professional mining engineer and years of experience working at the Ruby Mine will make him a valuable member of the Board of Directors.

(1) Speebo, Inc. is a private exploration company with mineral and energy-related claims throughout British Columbia.  In addition to its metal-based mineral claims, Speebo holds the rights to several oil shale properties in the Queen Charlotte Islands. Speebo, Inc. has no active mining operations at the present time, nor does it intend to. Speebo Inc. was incorporated as a C-Corp in October 2006, and was reclassified as an S-Corp as of January 2008.  Perry Leopold is the sole officer, director, and shareholder. There have never been any related-party transactions between Speebo, Inc. and Ruby Gold, Inc.

Family Relationships

There are no family relationships between any of our directors, executive officers or directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K.

Code of Conduct
Our Board of Directors has established a corporate Code of Conduct that qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Conduct.

Waivers to the Code of Conduct may be granted only by the Board. In the event that the Board grants any waivers of the elements listed above to any of our officers, we expect to announce the waiver within four business days on a Current Report on Form 8-K.

The Code of Conduct applies to all of the Company’s employees, including our principal executive officer, the principal financial and accounting officer, and all employees who perform these functions. If we amend our Code of Conduct as it applies to the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions), we shall disclose such amendment through the filing of a Current Report on Form 8-K.

Board Committee

The Company does not have a formal Audit Committee, Nominating Committee or Compensation Committee.  As the Company’s business expands, however, it will reassess this.

The board of directors of RGI will make all determinations regarding the business, including the engaging and termination of the independent auditors for the company.

Director Independence

Mr. Perry Leopold is a director and Chief Executive Officer of our parent company, which is presently our sole shareholder. Therefore, Mr. Leopold will be instrumental in any decisions taken by the Company for as long as North Bay remains our sole or majority shareholder.  Mr. Leopold is therefore not considered an independent director of the Company.

Mr. Fred Michini would not be considered “independent” due to the fact that he serves on the Board of Directors of our parent company.

Mr. William Watters is an executive officer of the Company and will not be considered independent when he is appointed to the Board following the Spin-Off.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the name and shareholdings of each person who owns of record, or was known by us to own beneficially, 5% or more of the shares of the common stock currently issued and outstanding; the name and shareholdings of each executive officer and director; and the shareholdings of all executive officers and directors as a group.  The common stock is the only issued and outstanding securities of the company with voting rights.

NAME OF PERSON OR GROUP	NUMBER OF SHARES OWNED	PERCENTAGE OF OWNERSHIP

North Bay Resources Inc. (1)	300,000,000	100.0%

Perry Leopold, President, Chief Executive Officer, Chief Financial Officer and Director	0	0.0%

Fred Michini, Director	0	0.0%

William S. Watters, COO	0	0.0%

All executive officers and directors as a group (three persons)	0	0.0%

(1)	With the exception of Mr. Watters, the address for the above identified shareholders, officers and directors of the Company is c/o North Bay Resources Inc., 2120 Bethel Road, Lansdale, PA 19446.
(2)	The address for Mr. Watters is c/o Ruby Gold, Inc., 571-C Searls Ave., Nevada City, CA 95959

The following table sets forth the name and shareholdings of each person who are expected to own shares of record beneficially following the distribution of the 120,000,000 shares pursuant to this prospectus, including each executive officer and director; and the shareholdings of all executive officers and directors as a group.  The common stock is the only issued and outstanding securities of the company with voting rights. For illustration purposes, this table assumes a dividend ratio of 0.75 shares of RGI for every share of North Bay owned as of the to-be-determined record date. The actual ratio will be 120,000,000 divided by the number of shares of North Bay issued and outstanding as of the record date.

NAME OF PERSON OR GROUP	NUMBER OF SHARES OWNED	PERCENTAGE OF OWNERSHIP

North Bay Resources Inc.	180,000,000	60.0%

Perry Leopold, President, Chief Executive Officer, Chief Financial Officer and Director	15,033,272	5.01%

Fred Michini, Director	1,079,918	0.36%

William S. Watters, Chief Operating Officer	75,000	0.03%

All executive officers and directors as a group (3 persons)	16,188,189	5.40%

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 760,000,000 shares, comprised of 750,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock with a par value of $0.001 per share.  There are 300,000,000 shares of common stock issued and outstanding as of the date of this prospectus.  As of the date of this prospectus, all such shares are owned by our parent company.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the shareholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the voting shares outstanding can, if they choose to do so, elect all of the directors.  In the event of a voluntary or involuntary liquidation, all shareholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor.  It is our present intention to retain earnings, if any, for use in our business.  The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

We have 10,000,000 authorized shares of preferred stock with a par value of $0.001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine.  As of the date of this prospectus, no shares of preferred stock are outstanding, and no class of preferred stock has been designated.

Stock Transfer Agent

Our transfer agent is Colonial Stock Transfer Co., Inc., 66 Exchange Place, Salt Lake City, UT  84111, phone number (801) 355-5740.

Dividend Policy

We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future.

Anti-Takeover Effects Of Provisions of the Articles of Incorporation of Authorized and Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.  The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires.  A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the Registration Statement for the fiscal years ended December 31, 2013 and December 31, 2012 have been audited by M&K CPAS, PLLC. The reports of M&K CPAS, PLLC are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The opinion regarding validity of the shares offered herein has been provided by the Sichenzia Ross Friedman Ference LLP and has been filed with the Registration Statement.

DESCRIPTION OF BUSINESS

Business of the Issuer

Ruby Gold, Inc. (“RGI”, or the “Company”) was incorporated in the State of California on January 5, 2007.

Since inception, the Company has been the designated operator of the Ruby mine in Sierra County, California (the “Ruby”).  Until July 2011, operations consisted primarily of securing and maintaining the various federal, state, and county permits for the Ruby, as well as providing and maintaining the financial assurances underlying the Ruby’s reclamation bonds, as is required of the mine operator by the United States Forest Service (“USFS”), California Dept. of Conservation, and Sierra County.

On July 1, 2011, the Company was acquired by North Bay Resources Inc. (“North Bay”, or the “parent company”), at which time RGI became a wholly-owned subsidiary of North Bay.

Also on July 1, 2011, the Company acquired legal title to the Ruby Property, and thereby became both the owner and operator of the Ruby. The purchase price was $2.5 million, financed by the seller.  As of the date of this prospectus, the outstanding principal due on the mortgage is $1,759,198, which is to be paid in monthly installments through December 30, 2015. Mortgage payments to date have been paid by our parent company on behalf of RGI.   Please see “The Ruby Mine” section below for a more detailed discussion of the Ruby acquisition and the related mortgage. The property is fully-permitted for mining, and has been inspected by the Federal Mine Safety and Health Administration (“MSHA”) and the California Division of Occupational Safety and Health (“Cal/OSHA”). As of the date of this prospectus, the Company has commenced initial mining operations as a joint-venture with our parent company.

The Company’s business plan is to explore and exploit the Ruby’s resources, and generate revenue through gold mining once commercial operations begin at the Ruby. The Company notes that exploration and mining of mineral deposits involves a high degree of risk which no amount of careful planning, drilling, sampling, evaluation, experience and first-hand knowledge can eliminate. At the present time, there are no estimates of proven or probable reserves within the meaning of those terms as defined by SEC Industry Guide 7. Therefore, it is possible that despite our best efforts, we may never produce any significant revenues or be successful in developing the Ruby into a commercial mining operation.

In October 2011, the Company began rehabilitation work in the Ruby tunnel to clear obstructions that were blocking natural air flow from the second exit and preventing access to the mining targets that are known to be present one mile deep within the tunnel.  While this rehab work is still ongoing, in July 2013 the Company successfully broke through and restored natural airflow throughout the entire length of the tunnel, and subsequently secured access to some of the principal known mining targets. Initial mining operations began in September 2013 to prepare for bulk sampling and test mining.  Test mining operations began the week of November 18, 2013, and has continued throughout the winter. A drilling program to test several new mining targers identified as a result of recent geophysical surveys and geological mapping commenced on March 27, 2014, and is ongoing as of the date of this prospectus.

As of December 31, 2013, and excluding acquisition costs and mortgage payments, permit expenses, depreciation, taxes, and claim fees, the Company has spent $1,536,413 in exploration, rehabilitation and construction costs since the rehab work began.  Going forward, we expect the current phase of the operation to cost approximately $120,000 per month and to continue at that rate or slightly higher until gold recovery begins, at which point we expect to begin generating revenue from gold sales.

The Company is presently funded solely by way of loans and cash advances from our parent company. As we proceed forward we will endeavor to secure additional sources of capital independently from our parent company, though there is no assurance that we will be successful in this effort or that the terms of said funding will be favorable.

On December 2, 2013, the Board of Directors of our parent company authorized the Spin-Off of RGI as a separate and independent public company.  On the same date, the Board of Directors of RGI authorized the formalization of a joint-venture agreement between the Company and our parent company with regard to the Ruby Project.

We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of our properties. Further exploration will be required before any final evaluation as to the economic viability and feasibility of any of our mining projects can be determined.

Going Concern

Our audited financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenues since inception and has never paid any dividends and is unlikely to pay dividends in the foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploration of economically recoverable reserves in its resource properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. The Company has had very little operating history to date. Our financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of $2,596,512 as of December 31, 2013. In addition, we have a working capital deficit of $3,861,833 as of December 31, 2013. We had a net loss of $1,286,873 and $880,056 for the years ended December 31, 2013 and 2012, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. If we are unable to generate profits and are unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely affected and we may have to cease operations.

As of the date of this prospectus, the Company has been spending approximately $120,000 per month to maintain operations at the Ruby.   We believe these expenses will increase in the future as we hire new workers and expand operations. We currently rely on loans and cash advances from our parent company to provide the capital required to maintain operations at its current level, which we believe can be maintained at present levels for the foreseeable future.  Going forward, upon becoming a fully-reporting company, we estimate it will cost an additional $2,500 to $5,000 per month in SEC compliance fees, consisting primarily of accounting, legal, and edgarization fees.  If we cannot generate enough revenue from mining to cover these costs, we believe we can rely on loans and cash advances from our parent company or from third party financing to make up for any revenue shortfall. If we cannot generate sufficient revenue or raise additional funds through loans, cash advances, or equity, we may not be able to maintain operations or make timely filings with the SEC.  The mortgage on the Ruby Property will require us to pay $60,000 per month through December 30, 2015. The Company believes it can rely on loans and cash advances from our parent company to make up for any revenue shortfall. We may also consider securing funding independently of our parent company through loans and private placements with other parties and financial institutions.  However, there is no assurance that we will continue to receive sufficient funding from our parent company, or that we will be successful in securing capital from alternative sources.  If we cannot generate sufficient revenue or raise additional funds through loans or equity we may not be able to maintain the mortgage on the Ruby or continue operations.

The ongoing execution of our business plan is expected to result in operating losses over the next twelve months. Management believes it will need to raise capital through loans and stock issuances in order to have enough cash to maintain its operations for the next twelve months. There are no assurances that we will be successful in achieving our goals of obtaining cash through loans or stock issuances, or increasing revenues and reaching profitability.

In view of these conditions, our ability to continue as a going concern is dependent upon our ability to meet our financing requirements, and to ultimately achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event we cannot continue as a going concern.

Material Agreements

On December 2, 2013, the Board of Directors of RGI authorized the formalization of a definitive joint-venture agreement (the “Agreement”, or the “JV”) between the Company and our parent company with regard to the Ruby Project, on a 50/50 profit-sharing basis.  This Agreement was executed by both parties on January 9, 2014. Terms of the Agreement provide that RGI shall contribute to the JV the JV Property for mining purposes, specifically the Ruby Mine, valued at $2.5 million, maintained in good standing, with all related and applicable mining rights and permits, all equipment, processing and recovery facilities, labor, project management, reclamation, and all other activities and expenditures required to conduct mining operations on the JV Properties.  North Bay is to contribute a minimum of $2.5 million in capital (cash, stock, and warrants) to acquire, rehabilitate, and initiate mining operations at the JV Property.  As the designated project operator, RGI shall be responsible for all day-to-day operations and management of the JV Property, and for processing all material produced into saleable precious metal products.  The JV Property contributed by RGI shall remain the property of RGI.  Mining equipment contributed by RGI shall remain the property of RGI.  Any equipment purchased from JV funds shall become the property of the JV unless otherwise designated by the parties. Any cash contributed to the JV or any cash payments made on behalf of the JV by either RGI or North Bay will be deemed a debt due from the JV that must be repaid with interest at such rates and times to be agreed upon by the JV partners, and prior to any distribution of profits to the JV partners. Upon the start of commercial gold recovery, the parties will divide any net profits equally on a 50/50 basis after all debt has been extinguished.  The foregoing is not a complete summary of the terms of the Agreement described herein and reference is made to the complete text of the Agreement attached to this prospectus as Exhibit 10.2 and hereby incorporated by reference.

Prior to the acquisition of the Ruby Mine and as part of the initial financing to commence the acquisition, a loan covenant dated September 27, 2010 between our parent company and Tangiers Investors, LP (“Tangiers”) that provided the initial funding to commence the acquisition included a provision that Tangiers would be entitled to a 0.75% non-voting interest in the Ruby Mine’s net profits once commercial gold recovery begins. The loan from Tangiers was satisfied by our parent company and retired in the first quarter of 2011, but the profit interest agreed to and described herein has survived and remains in effect. It is expected that this net interest will be expensed and paid prior to and concurrent with any distribution of net profits to the JV partners.

The Ruby Mine

The Ruby is an underground placer and lode mine located between Downieville and Forest City, in Sierra County, California.  It is in the Alleghany-Downieville mining district, situated in the Sierra Nevada foothills south of the Yuba River.

On September 27, 2010, our parent company executed an option-to-purchase agreement with Ruby Development Company (“RDC”), a California partnership, for the acquisition of the Ruby Mine (the “Ruby”) in Sierra County, California. The purchase price is $2,500,000, which was originally to be paid in stages extending to December 30, 2012, and which has since been extended by amendment to December 30, 2015. Terms of the Ruby agreement provided for an initial option period of 5 months that expired on January 31, 2011, at which time we elected to extend the option for a second 5 month period, expiring on June 30, 2011.  On June 1, 2011, our parent company exercised its option to purchase the Ruby Mine and made a final option payment of $85,000 to open escrow.  On July 1, 2011, escrow was closed and the acquisition of the Ruby Mine was completed. During the preceding option period and as of the closing date, our parent company has made payments totaling $510,000 to RDC, consisting of $360,000 cash and 10,000,000 shares of common stock valued at $150,000.  These payments were credited towards the purchase price, thereby reducing the outstanding principal due to $1,990,000.  In addition, in compliance with the agreement dated September 27, 2010, as amended on January 26, 2011, our parent company issued warrants to RDC that gives them the option, until December 31, 2015, of purchasing up to 10 million shares of stock at two cents ($0.02) per share, and in compliance with a second amendment to the Option Agreement dated April 22, 2011, our parent company issued 5-year warrants granting RDC the right to purchase 2 million shares of our parent company’s common stock at the exercise price of ten cents ($0.10) per share.

On the transaction closing date of July 1, 2011, our parent company issued a promissory note to RDC for $1,990,000 plus 3% interest per annum.  The note was due on or before December 30, 2012.  Pursuant to an amendment executed on December 12, 2012, the note maturity was extended to June 30, 2013, and monthly mortgage payments in Q1 2013 were reduced to $10,000 per month.  In consideration of said extension, our parent company made a $50,000 principal payment on December 27, 2012. Monthly payments as of April 1, 2013, were set to increase to $85,000 per month.  During 2012 our parent company issued an additional 2 million 5-year warrants to RDC in consideration for reducing the monthly mortgage payments on the Ruby Mine property. Said warrants give RDC the right to purchase up to 2 million shares of our parent company’s common stock at the exercise price of nine cents ($0.09) per share.  Pursuant to a subsequent amendment dated March 28, 2013, RDC agreed to extend the maturity date of the note to December 30, 2015, with interest due on the note through 2014 at 6% per annum, and shall increase to 8% per annum on January 1, 2015. Pursuant to an amendment dated November 19, 2013, our parent company issued an additional 4 million 5-year warrants at an exercise price of $0.04 in consideration for a modification of the payment terms of the note that amortized a $1M payment previously due on December 30, 2013. Pursuant to said amendments, mortgage payments are now $20,000 per month due on the 1st of each month through December 30, 2015, and an additional $40,000 per month due on the 20th day of each month through December 30, 2015. In addition, pursuant to the November 19, 2013 modification agreement, our parent company has agreed to extend the expiration of all 18 million total outstanding warrants issued in aggregate to RDC since September 27, 2010, until December 30, 2018.  As of December 31, 2013, the outstanding balance due on the note is $1,832,638. The note is collateralized by all of the assets associated with the Ruby Mine.

Upon the close of the transaction and the transfer of title, as previously set forth in the purchase agreement, we acquired all of the real and personal property associated with the Ruby Gold Mine, and our parent company acquired all of the shares of Ruby Gold, Inc., including $171,618 in reclamation bonds securing the permits at the Ruby Mine. Subsequent to the close of the transaction, Ruby Gold, Inc. became a wholly-owned subsidiary of North Bay Resources Inc.  The Company has also assumed the reclamation liabilities on the Ruby Mine, for which the $171,618 in reclamation bonds are pledged.  In addition, a $2,500 liability from a pre-existing shareholder loan that was outstanding as of the closing date has been paid and extinguished.  As of December 31, 2013, interest accrued to the Reclamation Bond has increased its current value to $172,880.

The property consists of the subsurface mineral rights to 2 patented claims comprising 435 acres, and 59 unpatented claims comprising approximately 1,877 acres.  All of the unpatented claims in the property package are in good standing through August 31, 2014 with both the U.S. Bureau of Land Management (“BLM”) in Sacramento and Sierra County in Downieville, CA. Annual BLM claim fees are currently $14,700 per year.  Sierra County property taxes are currently $26,220 per year. As of December 31, 2013 and the date of this report, all BLM fees and Sierra County property taxes have been paid and are current.   The Ruby is fully-permitted(1) for underground exploration, small scale mining and small scale production.

Claim Name	Type	Acres(2)	Good Until(3)
Guatemala	Patented	147	-
Extension Placer Mining Claim	Patented	288	-
Wisconsin Placer Mining Claim	Unpatented	180	September 1, 2014
Wisconsin Extension Placer Mining Claim	Unpatented	159	September 1, 2014
Garnet Placer Mining Claim	Unpatented	75	September 1, 2014
Ruby Quartz Mining Claim	Unpatented	20	September 1, 2014
Diamond Quartz Mining Claim	Unpatented	20	September 1, 2014
Sapphire Placer Mining Claim	Unpatented	2	September 1, 2014
Gold Channel Placer	Unpatented	150	September 1, 2014
Black Channel Placer	Unpatented	60	September 1, 2014
Topaz Placer Mining Claim	Unpatented	160	September 1, 2014
Irene Placer Mining Claim	Unpatented	140	September 1, 2014
Opal Placer Mining Claim	Unpatented	160	September 1, 2014
Ruby Lode No. 7	Unpatented	20	September 1, 2014
Ruby Lode No. 8	Unpatented	20	September 1, 2014
Ruby Lode No. 16	Unpatented	20	September 1, 2014
Ruby Lode No. 17	Unpatented	20	September 1, 2014
Ruby Lode No. 18	Unpatented	20	September 1, 2014
Ruby Lode No. 19	Unpatented	20	September 1, 2014
Ruby Lode No. 20	Unpatented	20	September 1, 2014
Ruby Lode No. 27	Unpatented	20	September 1, 2014
Ruby Lode No. 28	Unpatented	20	September 1, 2014
Entry Lode Mining Claim	Unpatented	20	September 1, 2014
Entry Extension Lode Mining Claim	Unpatented	20	September 1, 2014
Golden Bear 1 Placer Mining Claim	Unpatented	20	September 1, 2014
Golden Bear 2 Placer Mining Claim	Unpatented	20	September 1, 2014
Golden Bear 3 Placer Mining Claim	Unpatented	20	September 1, 2014
Golden Bear 4 Placer Mining Claim	Unpatented	20	September 1, 2014
Golden Bear 5 Placer Mining Claim	Unpatented	20	September 1, 2014
Golden Bear 6 Placer Mining Claim	Unpatented	20	September 1, 2014
Golden Bear 7 Placer Mining Claim	Unpatented	20	September 1, 2014
Golden Bear 8 Placer Mining Claim	Unpatented	20	September 1, 2014
Carson Lode No.1	Unpatented	20	September 1, 2014
Carson Lode No.2	Unpatented	20	September 1, 2014
Carson Lode No.3	Unpatented	20	September 1, 2014
Carson Lode No.4	Unpatented	20	September 1, 2014
Pliocene Placer No. 1	Unpatented	20	September 1, 2014
Pliocene Placer No. 2	Unpatented	20	September 1, 2014
Pliocene Placer No. 3	Unpatented	20	September 1, 2014
Pliocene Placer No. 4	Unpatented	20	September 1, 2014
Pliocene Placer No. 5	Unpatented	20	September 1, 2014
Pliocene Placer No. 6	Unpatented	20	September 1, 2014
Pliocene Placer No. 7	Unpatented	20	September 1, 2014
Pliocene Placer No. 8	Unpatented	20	September 1, 2014
Pliocene Placer No. 9	Unpatented	20	September 1, 2014
Pliocene Placer No. 10	Unpatented	20	September 1, 2014
Pliocene Placer No. 11	Unpatented	20	September 1, 2014
Pliocene Placer No. 12	Unpatented	20	September 1, 2014
Pliocene Placer No. 13	Unpatented	20	September 1, 2014
Pliocene Placer No. 14	Unpatented	20	September 1, 2014
Pliocene Placer No. 15	Unpatented	20	September 1, 2014
Pliocene Placer No. 16	Unpatented	20	September 1, 2014
Pliocene Placer No. 17	Unpatented	20	September 1, 2014
Pliocene Placer No. 18	Unpatented	20	September 1, 2014
Pliocene Placer No. 19	Unpatented	20	September 1, 2014
Pliocene Placer No. 20	Unpatented	20	September 1, 2014
Pliocene Placer No. 21	Unpatented	20	September 1, 2014
CX Placer No.1	Unpatented	8.2	September 1, 2014
CX Placer No.2	Unpatented	16.4	September 1, 2014
CX Placer No.3	Unpatented	16.4	September 1, 2014
CX Placer No.4	Unpatented	16.4	September 1, 2014

(1) The current Plan of Operations, effective as of 2001, was formally renewed by USFS in February 2011. The Plan of Operations is now effective through December 31, 2018. The Waste Discharge Order has been reviewed and approved by the Water Quality Control Board prior to the commencement of mining operations, along with the Annual Fee for Waste Discharge Requirements for 2014, which was paid to the State Water Resources Control Board in November 2013.  The Reclamation Permit has been renewed through April 2018.  In September 2011 the Company filed an updated Reclamation Plan with Sierra County and the California Department of Conservation Office of Mine Reclamation.  This updated Reclamation Plan was formally approved in December, 2011, and is effective through April, 2018. A Reclamation Bond of $172,793 is also in place.

(2) September 1, 2014 represents the “Good Until” date of the Ruby unpatented claims. In order to maintain a mining claim in California in good standing, the claim holder must perform annual work having a minimum cost of $100 or, alternatively, pay to the BLM an annual maintenance fee of $140.  Patented claims have no “Good Until” date, and instead are only subject to local and state taxes.  As of September 1, 2013, $10,640 was paid to maintain the unpatented claims, and $26,220 was paid in property taxes to maintain the unpatented and patented claims in good standing.  With the addition of additional claims staked in March 2014, annual BLM fees will increase to $14,700 as of September 1, 2014.

(3)  The sum total of the acreage of the unpatented claims is 2,063 acres.  However, as some placer claims overlap lode claims, the true acreage of the unpatented claim area is known to be approximately 1,877 acres, for a total property extent of approximately 2,312 acres including the subsurface patented claim area.

In June 2010, our parent company retained Mr. C. Gary Clifton, P. Geo., to visit the Ruby in the Sierra County area of California to inspect its infrastructure and general conditions, assess its mineralization, and determine its potential to resume mining operations.  Mr. Clifton holds degrees in Geology and Geochemistry from Macquarie University in Sydney, Australia, with post-graduate studies in Geochemistry at UC Berkeley and Oregon State University. As a Registered Professional Geologist, Mr. Clifton has almost 40 years of experience with several major mining and petroleum companies, and is an independent consultant in mining exploration and exploration management, mineral property evaluation, and mining geology. He has conducted and managed exploration and evaluation programs for a wide variety of mineral commodities in the United States, Australia, and the Middle East. Mr. Clifton is currently President of Western Resource Group LLC.

Mr. Clifton has no family or other relationship with any past or present Company officer, director, or affiliate, and he has no family or other relationship with any past or present principal or affiliate of the previous owner of the Ruby, Ruby Development Company (“RDC”). Neither the Company nor our parent company has issued or is obligated to issue any of its stock in connection with Mr. Clifton’s engagement, and to the best of our knowledge Mr. Clifton does not own any shares of the Company or our parent company.

The following information has been reviewed for technical accuracy by Mr. C. Gary Clifton, P. Geo.

Location, Access, Physiography, and Climate

The Ruby is located in southwestern Sierra County, in the northern part of the Sierra Nevada Foothills, Northern California. It lies approximately 25 air miles northeast of Grass Valley/Nevada City and is serviced by paved roads. Highway 49 passes through Downieville in the northern part of the area. The Pliocene Ridge road crosses the central part of the area and eventually merges with the Henness Pass road. There are paved spur roads to the town of Alleghany and the village of Forest City. The remaining few miles to the various mine sites are accessed by high quality, well maintained gravel roads.

The property is situated in the Sierra Nevada physiographic province and lies along the western slope of the Sierra Nevada Mountain range, at elevations varying from 2,500 feet in the canyons to more than 6,000 feet on the ridge crests. Regional physiographic conditions generally consist of gently to moderately rolling terrain, and steep sided plateaus with deeply incised streams and rivers.

The annual temperature varies between 10 and 100 degrees Fahrenheit. The annual precipitation varies between 50 and 70 inches, which falls principally as snow during the months of January, February and March.

Regional native vegetation typically includes pine, cedar and fir trees, manzanita, black oak, brush and native grasses. Commercial stands of second growth pine and Douglas Fir are sufficient to satisfy mine timber requirements, and there is ample water available.  Rock Creek is the nearest year-round stream and water source to the site, which crosses the northern portion of the property generally east to west. The north fork of Oregon Creek (a seasonal drainage) also crosses the southern portion of the property from northeast to southwest.

Property Description

The Ruby Property covers approximately 2,312 acres, consisting of the subsurface mineral rights of two patented claims totaling approximately 435 acres and 59 unpatented claims containing approximately 1,877 acres. The mine encompasses at least four distinct underground river channels and three known lode gold veins.

The Ruby Property comprises two contiguous claim groups; the Ruby and the Golden Bear (aka Carson Camp), both of which include lode and placer claims. The Ruby claims combine three past-producing gold mines, which are Ruby, the Bald Mountain Extension, and the Wisconsin. The Golden Bear claims comprise several former producing mines as well, which are the Golden Bear, the Ireland, and the Cincinnati. Collectively, the Ruby and Golden Bear claims have produced in excess of 350,000 ounces of gold in a mining history dating from the 1850's.

The property covers one and one-half miles of strike length along the Eastern Melones Fault, the major structure along which many of the gold deposits of the Mother Lode are localized. The property also encompasses an estimated 4 miles of partially mined and unmined auriferous Tertiary channels.   The Ruby is located on the northern extension of the historic Mother Lode system, as evidenced in the map below that shows the location of the Alleghany-Downieville mining district in relation to the overall Mother Lode.

N
ALLEGHANY-
DOWNIEVILLE
DISTRICT
Gardner's Point
Pioneer Mines
Downieville
Sierra City
Alleghany
Malakoff Diggings
NORTH
MIDDLE YUBA RIVER
TUBA RIVER
YUBA RIVER
80
WASHINGTON
DISTRICT
Nevada
City
Grass
Valley
GRASS
VALLEY
DISTRICT
Reno
Lake
Tahoe
NEVADA
CALIFORNIA
Auburn
Georgetown
Placerville
Sacramento
Plymouth
Jackson
MOTHER LODE DISTRICT
San Andreas
Sonora
Stockton
YOSEMITE
NATIONAL
PARK
Coulterville
Mariposa
GOLD MINING DISTRICTS
OF THE
MOTHER LODE SYSTEM
0
10
20
40 Miles
KEEWATIN ENGINEERING INC.

Figure 3

State
Highway 49
Downieville:
Sierra County
Seat
RUBY MINE
Golden Bear
Camp
Lawry Shaft
Ruby Portal
Ruby
Tunnel
Black Channel
Workings
Legend
Patented Subsurface
Mineral Rights
Mining Claims
(Unpatented)
Tunnels
Paved Roads
Gravel Roads
To Highway 49

The most recently active mining areas include the Ruby Portal and Lawry Shaft locations. A Plan of Operations for mining operations on public lands in the Tahoe National Forest, as administered by the USFS, has been approved through December 31, 2018.  Current access roads to the site include Henness Pass Road, Sierra County Road 401, Forest Service Road 401-2, and Forest Service Road 30, along with a variety of small unimproved dirt connector roads. The site is primarily surrounded by public national forest lands administered by the USFS, with privately owned parcels adjacent to the northwest and northeast property boundaries. The privately owned parcels are designated for use as rural land, timberland, or mineral land.

History of Exploration, Development, and Production

Gold was originally discovered in the Alleghany-Downieville district in 1849, during the early days of the California gold rush. Since that time the district has produced at least 2.35 million ounces of lode gold from the vein deposits and at least 440,000 ounces of placer gold from the Tertiary channel deposits (not including an unknown amount of production from placer workings around Alleghany). Much of this production occurred intermittently, during relatively short periods of intense mining activity, separated by longer periods of minimal production when political and/or economic factors were unfavorable.

The history of the Ruby claim area dates from the 1850's, when placer gold occurrences were followed upstream from the North Yuba River to the headwaters of Slug Canyon where rich deposits of gold were discovered in a Tertiary gravel deposit. By the 1860's several mines were developing the gravels of a buried river system within the boundaries of the present Ruby Property at the headwaters of nearby Rock Creek. These mines included the Golden Bear and the Guatemala. The Ruby portal was collared in December, 1880 to access the central portion of this rich river system. Between 1880 and 1889, Ruby produced 86,500 ounces of gold from three buried river channels.

In the early 1930's, C.L. Best, the co-founder of Caterpillar Tractor, acquired the Ruby, and developed the Black channel. Best Mines produced an estimated 58,000 ounces of gold from the gravels before the government forced closure under War Production Board Order L-208. C.L. Best saved 123 nuggets of $100 value or greater for a personal collection. That collection is presently on display at the Los Angeles County Museum of Natural History.

After the Second World War, the cost of labor and supplies rose rapidly, while the price of gold remained frozen at $35 an ounce. The mine was not re-opened by Best and it was sold after Best's death in 1951. RDC acquired a lease on the Ruby in 1959 and bought the property outright in 1966. Lessees intermittently worked the gravels of the Black channel from the Lawry shaft until the mid-1970's.

In the late 1970's, the Ruby was leased to Alhambra Mines of Sparks, Nevada. During that same period, the Golden Lion Mining Corp. attempted to drive a decline to access the Cincinnati channel, which had previously been discovered in the quartz workings of the Cincinnati vein.

The Brush Creek Mining and Development Company, Inc. (“Brush Creek”) acquired the Ruby in 1990.  From 1990 through 1995, Brush Creek rehabilitated and re-timbered approximately one and one-quarter miles of horizontal haulage tunnel supports and a 210 foot vertical shaft for access and mine safety, constructed a new wash plant and quartz mill, built underground roads for use by diesel loaders, installed a hoist and constructed a new sixty-foot steel head frame over the Lawry Shaft at the Ruby, installed a complete underground ventilation system and electrical system at the Lawry Shaft, constructed a new waste water treatment system for use at the mill site, and modified and enlarged the structures at the mill site.  According to their SEC filings, Brush Creek’s total investment in the Ruby was $4,554,575 as of June 30, 1997, including $2,251,714 of development costs, and $1,975,525 of mining equipment.  Production during this period was limited.  From December 1992 until July 1993, an estimated 7,300 tons of mineralized material was mined, resulting in the recovery of approximately 200 ounces of gold.  Brush Creek stated that these preliminary results were too small to be a reliable representative sample of the expected placer grades.  In 1994, approximately 400 tons were mined from the Lawry channel, at an average grade of 0.2 ounces per ton.  By 1995, mining operations were suspended, and except for limited periods of sporadic activity over the next few years, the mine was put on care and maintenance. Brush Creek briefly resumed operations in 1998, driving a development tunnel in the south Lawry Shaft workings. Due to low metal prices, the property was eventually forfeited and returned to RDC, which has maintained the property and permits since 1998.

Plant, Equipment, Permits, and Site Infrastructure

Site inspections conducted during June and July, 2010 by C. Gary Clifton, a certified professional geologist (P.Geo.) retained by our parent company as an independent consulting geologist to inspect and assess the Ruby, and by management in September, 2010, confirmed that the Ruby is in excellent condition, and has been well maintained despite having not been operation since 1998.  The equipment currently on-site at the Ruby was mostly purchased in the period between 1990 and 1995 when the mine was last in production, and is therefore between 18 and 23 years old.  The equipment, including the wash plant and mill facilities, was confirmed to be in good working order, though some minor upgrades were expected to be needed once operations resume.

The equipment, fixed assets, and infrastructure in place include a 1,000 yard per day placer wash plant, 50-ton per day quartz mill, 6,000 feet of tracked haulage, and related support equipment needed for underground mining operations.  A second exit, the Lawry Shaft, almost 2 miles from the main portal, can provide natural ventilation for much of the underground workings. Surface buildings and facilities include a lumber mill, machine shops, offices, and accommodations.  The property also features an excellent system of roads, is accessible via paved highway from Reno or Sacramento, has abundant water and timber available for mining purposes, and has PG&E power available on-site.

Permits in place include a Plan of Operations, a Phase I Environmental Site Assessment, a Water Order, and a Reclamation Plan secured by over $172,793 in Reclamation Bonds. The current Plan of Operations, effective as of 2001, was formally renewed by USFS in February 2011. The Plan of Operations is now effective through December 31, 2018. The Waste Discharge Order has been reviewed and approved by the Water Quality Control Board prior to the commencement of mining operations, along with the Annual Fee for Waste Discharge Requirements for 2014, which was paid to the State Water Resources Control Board in November 2013.  The Reclamation Permit has been renewed through April 2018. In September 2011 the Company filed an updated Reclamation Plan with Sierra County and the California Department of Conservation Office of Mine Reclamation.  This updated Reclamation Plan was formally approved in December, 2011, and is effective through April, 2018. A Reclamation Bond of $172,793 is also in place.

Skilled underground hard-rock and placer miners with considerable experience in the local ground conditions reside in the area and will provide a valuable resource in the present and future mining of the Ruby.

Geological Assessment

The Ruby is an underground mine that is known to have produced over 350,000 ounces of gold since the 1850’s, but which currently has no known estimates of proven reserves.

Geological assessment work carried out by Mr. Gary Clifton P. Geo., during the summer of 2010, including extensive research to evaluate the resource maps and data from Brush Creek Mining’s operations in the 1990’s and Alhambra Mines in the early 1980’s, has identified 3.03 miles of unmined channel and 0.95 miles of partially mined channel available for mining using the existing infrastructure.  The following table provides the estimates of each channel surveyed by Mr. Clifton in July, 2010.  In compiling the data, the Pilot Channel is considered the northern extension of the Black Channel and the Mt. Vernon Channel is a tributary.  In addition, the stretch of Black Channel between the Big Bend and the Lawry Shaft is designated as partially mined, as is one-half of the stretch of the same channel between the Lawry Shaft and the mined portion of the Pilot Channel at the northern property boundary.  All measurements are in feet.

Channel	Mined	Partially Mined	Unmined	Total
Bald Mtn	7,500	--	--	7,500
Deep Rock Creek	5,500	--	2,000	7,500
Cincinnati	--	1,500	4,500	6,000
Black and Pilot	2,000	3,500	3,250	8,750
Mt. Vernon	--	--	3,000	3,000
Bald Mtn Extension	2,750	--	3,250	6,000
Totals (miles)	3.36	0.95	3.03	7.34

Additional channels as well as lode deposits in quartz veins are known to exist on the property.  These will require additional exploration and no attempt has been made as of yet to estimate the amount of gold they may contain.

During the 2010 summer program, 35 samples were collected by Mr. Clifton from the Lawry Shaft workings and sent to American Assay Laboratories Inc. in Sparks, NV for fire assay analysis. The samples, each weighing approximately 1 kilogram, were collected at 10-foot intervals at the gravel-bedrock interface at 5 locations (A through E) within tunnels and crosscuts.  At location C, samples C9 through C12 returned several high values, including 45.5 grams (1.45 ounces) and 15.05 grams (0.48 ounces) per metric ton (tonne) gold, as per the table below. This represents a 30-foot wide zone of placer gold-enriched sediments in which 3 of the 4 samples are highly anomalous.  This zone is considered mining width.  Having delineated a 30-foot wide zone with a limited 35-sample set, we believe this indicates that gold-rich gravels are relatively abundant, easily identified, and present in existing workings ready to be exploited.

	Dry	Au
	Weight	Fire
SAMPLES	lbs	ppb

A1	1	4
A2	2	4
A3	1	3
A4	2	11
B1	2	12
B2	2	8
B3	2	14
B4	1	72
B5	2	61
B6	2	9
B7	2	4
C1	3	5
C2	2	3
C3	2	3
C4	2	4
C5	3	7
C6	2	20
C7	2	7
C8	2	14
C9	2	15050
C10	2	18
C11	2	45500
C12	2	785
D1	2	453
D2	3	6
D3	3	49
D4	3	12
D5	3	12
E1	3	23
E2	2	12
E3	3	8
E4	2	8
E5	3	15
E6	3	10
E7	3	25

Regional Geology

The geology of the region consists of Mesozoic and Paleozoic metavolcanic rock, Paleozoic Calaveras Formation rocks (phyllite, schist, with thin beds of metachert), and Silurian slate with subordinate chert, conglomerate and sandstone. The Mesozoic era occurred between approximately 65 and 248 million years before present (“MYBP”). The Paleozoic era occurred between approximately 248 and 543 MYBP. The Silurian period was part of the Paleozoic era, and occurred between 417 and 443 MYBP.

Local Geology

The Alleghany-Downieville gold mining district is situated in the northern pan of the Sierra Foothills Metamorphic Belt, to the west of the Sierra Nevada Batholith. The district forms the northern continuation of the Mother Lode System, a major, north-northwesterly trending metallogenic province that extends for a distance of 160 miles and has produced over 125 million ounces of gold.

Most of the gold mines within the Mother Lode System are localized along the Melones Fault, a steep, easterly dipping crustal-scale suture that extends from Mariposa County in the south to Plumas County in the north. This structure marks the boundary between several tectonic terrains. In the northern part of the foothills belt, the structure defines the contact of continentally derived sediments of the Paleozoic Shoo Fly Complex to the east, with generally younger oceanic and volcanic island arc rocks of the Western Assemblage to the west. In the south, the structure marks the boundary between the Calaveras Complex, an Upper Paleozoic sedimentary sequence of deep water, oceanic affinity to the east with rocks of the Western Assemblage to the west.

121°
120°
40°
39°
38°
37°
TERTIARY & QUATERNARY
MESOZOIC INTRUSIVE ROCKS
SERPENTINIZED ULTRAMAFICS
WESTERN ASSEMBLAGE
CALAVERAS FORMATION
CALAVERAS COMPLEX
EASTERN ASSEMBLAGE
SHOO FLY COMPLEX
ADD
GVD
SACRAMENTO
MELONES FAULT
CALAVERAS - SHOO FLY THRUST
SIERRA NEVADA BATHOLITH
N
MLD
0
50
100 km.

FIGURE 2: SIERRA FOOTHILLS METAMORPHIC BELT

ADD: Alleghony - Downieville District

Geology of the Ruby Property

The Ruby Property covers one and one-half miles of strike length along the Eastern Melones Fault, the major structure along which many of the gold deposits of the Mother Lode are localized. The property also encompasses an estimated 4 miles of unmined auriferous Tertiary channels.  The Ruby is considered part of the northern extension of the historic Mother Lode system.

The locus of the Melones Fault coincides with a discontinuous zone of intensely sheared and variably altered serpentinite, commonly associated with more massive gabbroic rocks. These rocks are believed to represent part of an ophiolite suite. At the latitude of the Alleghany-Downieville district, the Melones Fault zone is up to 4 miles wide. At this location, the fault zone is occupied by a serpentinite-hosted melange of ophiolitic rocks, blueschist to greenschist-grade oceanic sediments and mafic volcanics, as well as complexly deformed, amphibolite-grade Paleozoic rocks

Mineralization and Deposit Type

The primary mineralization at the Ruby is gold. The primary deposit type consists of gold-bearing Tertiary-age channels, as exemplified by the Bald Mountain and Bald Mountain Extension channels, both of which have been among the most prolific gold producers in the Alleghany-Downieville district.  Younger intervolcanic channels also formed rich placer gold deposits where the younger river system eroded and redeposited the auriferous gravels of the older channels. Examples of this type of younger channel include the Black channel in the vicinity of the Big Bend in the Ruby and the Deep Rock Creek channel, which reworked extensive stretches of the Bald Mountain channel.

Distinct concentrations of placer gold have also been associated with the existence of quartz gold deposits. Some of the most productive quartz gold deposits in this area were discovered in the bedrocks while mining the placer channels. The quartz veins in this region typically extend to thousands of feet in depth, and are noted for rich shoots often containing spectacular pockets of Gold-in-Quartz. The Ruby is known to contain quartz vein deposits, as exemplified by the Wolf Vein near the Bald Mountain Channel.

Ruby Mine Mining Plan

The Ruby mining plan anticipates that much of the first season will be engaged in determining the exact locations of the targeted channels identified by our geologist from historical resource maps and recent geological surveys, with exploration drifting (tunneling) and establishing mining headings in these channels.

Prior to the start of mining operations, the initial startup work has concentrated on rehabilitating the Ruby tunnel, renovating the Ruby Mill, improving the infrastructure, and getting the Ruby facilities and equipment into good working order. The Company began rehabilitation of the Ruby tunnel in October, 2011.  The initial phase of this work was completed in the third quarter of 2013 with the restoration of natural air flow throughout the extent of the Ruby tunnel and the reopening of the tunnel for a full mile to restore access to the Black Channel and the Big Bend mining targets.  Mill renovation has been completed, and the wash plant is fully operational as of the date of this prospectus.  As of December 31, 2013, construction and renovation costs directly related to the Ruby tunnel rehab and excluding acquisition, depreciation, and regulatory expenses totaled $1,536,413.

The Pilot and Mount Vernon Channel targets are projected to lie in the near vicinity of the existing Lawry Shaft workings.  Active exploration tunneling (“drifting”) with air-powered slushers and trackless loaders (“LHD's”) is expected to be underway shortly after mining operations begin and the Lawry Shaft section of the mine is fully rehabilitated. The rehabilitation of the Lawry Shaft is anticipated to begin in Q3, 2014 at an estimated cost of $500,000 over a 10 month period.

Construction of the 1,500 foot Deep Rock Creek Project access tunnel can also begin once full mining operations commence. This tunnel will be a tracked haulageway. The rate of progress will be determined by the amount of time required to complete the maintenance program in the Ruby tunnel beyond the “Daylight Turn” where the Deep Rock Creek Access Tunnel begins. This maintenance will also be required prior to constructing the Big Bend Bypass Raise to the Black Channel workings. This maintenance work was completed in the third quarter of 2013.  Construction of the Big Bend Bypass Raise is currently in progress as of the date of this prospectus.  The Company has commenced test mining (bulk sampling) operations in the White Channel section of the Ruby tunnel, which as of the date of this prospectus has been suspended pending further evaluation.  As of the date of this prospectus, an estimated start date or budget for the Deep Rock Creek Project access tunnel has not been determined.

The mining plan anticipates a “herring bone” drift pattern for exploitation of the channels. A central tunnel (known as a “drift”) will be driven following the gut (deepest part) of the channel. This drift will be continued until the end of the channel is reached and the length of the resource has been defined. Regularly spaced crosscuts (known as “crosscut drifts”) will be driven out on each side of the central drift to determine the width of the channel.

The material mined from these drifts will be washed in the placer plant. Careful records of the gold recovery will also provide a grade for the material “blocked out” in this process, thereby developing a proven resource to be mined in the production phase of the mining plan.

The Ruby Mine typically experiences considerable snow fall, and a decrease in activity is planned for during the winter months of Year 1. It is expected that the Ruby will operate year-round once the operation is well established.

As of the date of this prospectus, we are currently engaged in building a raise from the end of the Ruby Tunnel into the Big Bend and the Black Channel section of the mine.  The Big Bend and the Black Channel were the areas of the mine where CL Best produced over 58,000 ounces of gold in the period just before WWII, and represents an important mining target. We expect this work to be completed by the end of May, 2014.  Once completed, it will then be determined if mining can commence at that time, or if further work is required to rehabilitate the Black Channel prior to the start of mining that area.

As of the date of this prospectus, we are also currently engaged in drilling newly identified mining targets closer to the Ruby Portal.  These targets are the result of geological mapping by our geologist as well as a recent-completed gravity survey that identified the location of these new targets that deserve further exploration and investigation. If this drilling produces positive results in any of these new targets, a raise will be built into the new location and mining can begin fairly quickly.  We cannot determine at this time how long this drilling program will continue, or that it will be successful.  The cost of these activities is within our current monthly budget of $120,000 per month, and is presently funded through loans and cash advances from our parent company.  Drilling will be done by our present crew and will use equipment we currently own, and we do not anticipate additional expenditures beyond what we have budgeted for. The work is being supervised by our Mine Manager and Chief Mining Engineer, William S. Watters, P.Eng. with the assistance of our consulting independent geologist, C. Gary Clifton, P.Geo.  Both Mr. Watters and Mr. Clifton are well-respected professionals in their field with considerable experience in mining and exploration and fully qualified for the tasks at hand.  More information on Mr. Watters’ qualifications can be found under the heading “Directors, Executive Officers, Promoters And Control Persons”, and Mr. Clifton's credentials are noted above in this section on the Ruby Mine.

Operational Considerations

The southern working area, the Deep Rock Creek Project, is accessible by the Ruby tunnel, which is equipped with 30 lb. rail and 4” Victaulic steel compressed air pipe. The northern area, the Lawry Shaft Project, will be mined by LHD's from the existing tunnel system.

On the north end, entry to the mine is through the Lawry Shaft which has a steel headframe and a complete hoist house and hoisting facilities for men and materials. There are two LHD's with 1 yd. buckets underground. There is a 40 hp. fan and a secondary ventilation fan with fan line as well as water and compressed air lines and electrical service underground. Electricity in this area is provided by PG&E and a 150 kw diesel generator providing backup power. A 250 cfm electric compressor located on the surface provides compressed air.

The south end of the mine is accessible by a portal. Electricity is provided by 250 kw and 55 kw diesel generators and compressed air by a 750 cfm diesel compressor. There is a 40 hp. ventilation fan located underground, electric and diesel trammers, ore cars and flat cars. The site has a shop with an electric overhead hoist on a track and various tools, mill buildings, a 4,500 gallon diesel tank with containment basin under cover, a 1,000 yard-per-day placer gravel recovery plant and a 50 ton per day hard rock quartz recovery plant.

The north and south ends of the mine are connected underground, which facilitates natural ventilation and provides an exit at both ends.

The north end has a 2 story bunkhouse which can provide accommodations, a trailer which can also be used for accommodations, and an office. The adjacent cook shack will accommodate several more people. There is a 40' by 70' steel shop building on a concrete slab, a 10,000 gallon double-walled diesel tank, and other buildings. Electricity in this area is provided by PG&E.

The property contains Douglas fir trees which can be used for mine timber. The USFS has marked trees for cutting, and there is a bandsaw lumber mill on the property. Several thousand board feet of milled mine timbers are currently onsite.

The property is serviced throughout by a system of good dirt roads and oiled roads, with paved roads to the property from Highway 49. The property has a great deal of flat and useable areas available, and there is ample working room around the shops and other buildings.

The mine has rock drills, slushers and tuggers, additional fans and pumps, both air and electric powered, and much miscellaneous equipment, tools, and supplies. The mine also has a Peterbilt water truck, International flatbed truck, Oshkosh 4x4 dump truck, and Hyster equipment trailer. There is a large dump facility as well as ponds for water storage and ample process water that exits from the Ruby tunnel.

Description of the Mining Process

Although the grades encountered in the ancient river channels of the Alleghany District are extremely high relative to most placer deposits elsewhere in the world, underground mining costs are also much higher than the cost of open pit or dredge methods employed in most present-day placer operations. This cost reality, together with the erratic distribution of the gold, requires that selective mining methods based on strict grade control be utilized in order to achieve a profitable operation.

A cost effective underground mining operation is accomplished by a two-phase process:

(a) Mining occurs on the advance by drifting upstream or downstream along the axis of the channel, with crosscuts driven every fifty to one hundred feet. The muck from these workings is slushed to passes that lead to the main haulage level within the bedrock below the channels. This mining is accompanied by face and rib sampling and by bulk testing of the muck from the headings. Each round is quantitatively analyzed to map out the grade distribution of the gold. This work is followed by;

(b) Selective mining (“breasting”) during the retreat, using the drift as the main haulage-way and leaving pillars of lower grade material. This is facilitated by careful mine planning based on the geometry of the channel and the grade distribution ascertained from this mining phase.

Description of the Recovery Process

The mined gravel, or muck is transported from the mine along the tracked haulageway to the mill and dumped into the ore bin directly above the gravity separation washing plant.  The wash plant is a closed-circuit system which recycles the wash water.  The gravel is scraped onto a feed belt which elevates and dumps the material into the scrubber (trommel -- a large, inclined metal cylinder).  Water is added and the scrubber is rotated in a clockwise direction at twelve revolutions per minute to thoroughly wash the gravel.  Retaining rings inside the scrubber catch the larger gold nuggets.  The washed gravel is discharged through slots in the final section of the scrubber that serve as a sizing screen. All plus 3/4 inch material is rejected to the coarse material belt which moves the reject gravel to the stacker belt for transport.

The remaining minus 3/4 inch material and excess water falls onto the walking bottom sluice box. This sluice box is a gravity separation device which utilizes Hungarian riffles mounted on a moving rubber belt to trap all high specific gravity material. The riffle bed rotates up the grade through the sized material and water, cycling completely every twenty minutes while continually dumping the heavy concentrate into the live bottom sluice box.

All lighter material not trapped in the Hungarian riffles is washed off the discharge end of the walking bottom sluice box and over a 1/8 inch vibrating dewatering screen.  The dry plus 1/8 inch, minus 3/4 inch material is vibrated onto a skid plate that loads directly onto the stacker belt for transport to the waste dump.  The minus 1/8 inch material and water is discharged into the dewatering sand screw.

The live bottom sluice box utilizes a cam-operated jigging action within its bed to further concentrate, grade and separate all gold and other high specific gravity material. The trapped gold and heavy concentrate is cleaned from the box once a day and transported to the gold room for final cleanup.

The lighter material not concentrated within the bed is washed out of the live bottom sluice box with the excess water and discharged into the dewatering sand screw.  The coarser material is dried by the dewatering sand screw and dumped onto the stacker belt.  The finer waste material is discharged with the wash water to the primary settling pond. The wash water continues to the second settling pond from which it is pumped back to the scrubber at the head of the system.  Water discharging from the tunnel is piped to the head of the system by gravity as needed for make up water.

A backhoe is used as required to bail the fine settled material from the primary settling pond to dry before transport to the waste dump.

A backhoe is used as required to bail the fine settled material from the primary settling pond to dry before transport to the waste dump.

QA/QC Protocols

The Company has not determined its QA/QC protocols as a matter of policy, and relies on its outside consultants to provide these protocols whenever required or when samples are sent to a lab for analysis.  We do not currently send samples out for lab analysis and do not expect to, Exploration is being conducted by bulk sampling of placer channels. Bulk samples extracted from the Ruby consist of large tonnage material which is processed in our wash plant on-site and the free gold is recovered directly and weighed.

Employees

We currently have 12 total employees, 2 of which are direct employees, and 10 are indirect employees through our mining contractor. We currently have one full-time salaried direct employee, Mr. William S. Watters, the Company’s Chief Operating Officer who also serves as the Mine Manager at the Ruby Mine.  Our current CEO, Mr. Perry Leopold, works full-time for our parent company, which includes his duties as our President and CEO, and he does not draw a salary from our Company at the present time. There are no compensation arrangements or agreements with Mr. Leopold currently, previously, or following the completion of the planned spin-off currently underway. We have engaged the services of a mining contractor, CME Services (“CME”) of Grass Valley, CA, who employs 10 miners that are currently working at the Ruby and paid by the hour.  We also have 6 consultants and other independent contractors whose hours vary from week to week, who invoice us for their time and charges, and who are not considered employees per se.  Going forward, we expect to hire additional personnel independently of CME to oversee operations and develop the necessary internal infrastructure to initiate, maintain, and increase gold recovery. We believe we have good relations with all of our workers and do not have any unionized workers.

Competition

We do not have any direct competition with respect to mining claims that we own or the gold we expect to produce.  The global gold market is very liquid, and there is no difficulty in selling gold into the market at prevailing spot prices.

In the course of executing our business plan, we expect to compete with other mining companies for qualified miners and other consultants, employees and equipment that we may require in order to conduct our operations.

Competition for capital in the resource sector is intense.  In the event our parent company can no longer continue to fund our operations or our efforts to secure alternative financing are unsuccessful, we cannot give any assurances that we will be able to compete for additional capital funds should it become necessary.

Principal products or services and their markets

Our principal product is gold. The global gold market is very liquid, and there is no difficulty in selling gold into the market at prevailing spot prices.

Distribution methods of products

Fine gold recovered from the Ruby will be shipped to refiners and sold at prevailing spot prices.  Specimen gold from the Ruby will be sold to jewelers and collectors whenever premium prices for such gold can be negotiated and obtained.

Government Regulation

The Ruby is subject to regulation in the United States by the Federal Environmental Protection Agency, the Federal Department of the Interior, the Bureau of Land Management, the US Forestry Service, the US Department of Labor Mine Safety and Health Administration (“MSHA”), as well as other comparable state agencies, such as the California Department of Conservation Office of Mine Reclamation (“OMR”), the California State Water Resources Control Board  and the California Division of Occupational Safety and Health (“Cal/OSHA”).  At the Ruby, we are also subject to various federal and state statutes, such as the Federal Mine Safety & Health Act of 1977, the Federal Mine Improvement and New Emergency Response Act of 2006, the Federal Comprehensive Environmental Response, Compensation and Liability Act, also known as the “Superfund” law, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, and the California Surface Mining and Reclamation Act (“SMARA”). The failure or delay in making required filings and obtaining regulatory approvals or licenses will adversely affect our ability to carry out our business plan.  The failure to obtain and comply with any regulations or licenses may result in fines or other penalties, and even the loss of our mining rights. We expect compliance with these regulations to be a substantial expense in terms of time and cost. Therefore, compliance with or the failure to comply with applicable regulation will affect our ability to succeed in our business plan and ultimately to generate revenues and profits.  We expect that our operations will comply in all material respects with applicable laws and regulations.  We believe that the existence and enforcement of such laws and regulations will have no more restrictive effects on our operations than on other similar companies in the resource industry.

With the exception of the nominal cost of having our water tested annually to remain in compliance with our Waste Discharge Order with the State Water Resources Control Board, there are no environmental issues at the Ruby Mine that incur additional costs to remain in compliance with state or federal environmental regulations. There are no other costs related to environmental regulations.  The mill at the Ruby Mine does not use any chemicals, as our processing plant only uses water which is recycled in a closed circuit.  Our reclamation plan completed in 2011 and approved by Sierra County and the California Office of Mine Reclamation is valid through the year 2018, and does not require any annual costs to remain in compliance.

Seasonality of Business

Weather conditions will affect our ability to mine the Ruby once we begin mining operations.  In the winter months, especially January, February, and March, the roads leading to the property may become impassable because of snow. While we expect to maintain a year-round operation, we may experience operational interruptions if our work crews are off-site and unable to reach the mine, or if the delivery of supplies is postponed, etc.  We expect that any such interruptions will be temporary, although any interruption of a significant duration may have a material effect on our revenue.

Reports to Security Holders

After the registration statement of which this prospectus forms a part is effective and pursuant to the informational requirements of the Securities Exchange Act of 1934, we intend to file annual, quarterly and other reports and information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy these reports, statements, or other information we file at the SEC's public reference room at 100 F Street N.E. Washington D.C. 20549. Our filings will also be available to the public from commercial document retrieval services and the Internet worldwide website maintained by the SEC at www.sec.gov.

Executive Offices

Our principal executive offices are located 571-C Searls Ave., Nevada City, CA 95959.  Our telephone number is (530) 470-9230.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes thereto, included elsewhere in this prospectus.  The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to those differences include those discussed below and elsewhere in this prospectus, particularly in the “Risk Factors” section.

Overview

We seek to acquire, develop, and exploit natural resource properties with extensive reserves of gold and other precious metals.

On July 1, 2011, we acquired the Ruby. The Ruby is an underground placer and lode mine located between Downieville and Forest City, in Sierra County, California.  With the exception of the Ruby, we currently do not control any properties with active or imminent mining operations in the United States or elsewhere.

The Company’s business plan is to explore and exploit the Ruby’s resources, and generate revenue through gold recovery once commercial operations begin at the Ruby.  Execution of the business plan was initiated in October 2011 when the Company began rehabilitation work in the Ruby tunnel to clear obstructions that were blocking natural air flow from the second exit, and which were preventing access of the mining targets that are known to be present one mile deep within the tunnel.  While this rehab work is still ongoing, in July 2013, the Company successfully broke through and restored natural airflow throughout the entire length of the tunnel, and subsequently secured access to some of the principal known mining targets. Initial mining operations began in September 2013 to prepare for bulk sampling and test mining.  Test mining (bulk sampling) began the week of November 18, 2013, and has continued through the winter before being suspended in early March 2014 to redirect resources towards drilling of expected higher grade mining targets within the Ruby tunnel. There is no estimate as of yet of when commercial mining operations will begin, and there is no guarantee that our mining operations will be successful.

On December 2, 2013, the Board of Directors of our parent company authorized the Spin-Off of RGI as a separate and independent public company by distributing 120,000,000 shares of RGI’s common stock owned by North Bay to North Bay shareholders.  On the same date, the Board of Directors of RGI authorized the formalization of a joint-venture agreement between the Company and our parent company with regard to the Ruby on a 50/50 profit-sharing basis.

We expect to generate long-term revenue from our acquisition of the Ruby, through the acquisition of additional mines, and by the development of our properties, either independently or through joint-venture partners, into operating mines.  There is no assurance that these efforts will be successful, or that the Ruby or any other future projects will be economically viable.

Going Concern

Our financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenues since inception and has never paid any dividends and is unlikely to pay dividends in the foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploration of economically recoverable reserves in its resource properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. The Company has had very little operating history to date. Our financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern.

We have experienced recurring net losses from operations, which losses have caused an accumulated deficit of $2,596,512 as of December 31, 2013. In addition, we have a working capital deficit of $3,861,833 as of December 31, 2013. We had a net loss of $1,286,873 and $880,056 for the years ended December 31, 2013 and 2012, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. If we are unable to generate profits and are unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely affected and we may have to cease operations.

As of the date of this prospectus, the Company has been spending approximately $120,000 per month to maintain operations at the Ruby.   We believe these expenses will increase in the near future as we hire new workers and expand operations. We currently rely on loans and cash advances from our parent company to provide the capital required to maintain operations at its current level, which we believe can be maintained at present levels for the foreseeable future.  Going forward, upon becoming a fully-reporting company, we estimate it will cost an additional $2,500 to $5,000 per month in SEC compliance fees, consisting primarily of accounting, legal, and edgarization fees.  If we cannot generate enough revenue from mining to cover these costs, we believe we can rely on loans and cash advances from our parent company or from third party financing to make up for any revenue shortfall. If we cannot generate sufficient revenue or raise additional funds through loans, cash advances, or equity, we may not be able to maintain operations or make timely filings with the SEC.  The mortgage on the Ruby Property will require us to pay $60,000 per month through December 30, 2015, an obligation our parent company has incurred on our behalf. The Company believes it can rely on loans and cash advances from our parent company to make up for any revenue shortfall. We may also consider securing funding independently of our parent company through loans with other parties and financial institutions. However, there is no assurance that we will continue to receive sufficient funding from our parent company, or that we will be successful in securing capital from alternative sources.  If we cannot generate sufficient revenue or raise additional funds through loans or equity we may not be able to maintain our mortgage on the Ruby.

As of the date of this prospectus, we are currently engaged in building a raise from the end of the Ruby Tunnel into an area known as the Big Bend and the Black Channel.  We expect this work to be completed by the end of May, 2014.  Once completed, it will then be determined if mining can commence at that time, or if further work is required to rehabilitate the Black Channel prior to the start of mining that area.  As of the date of this prospectus, we are also currently engaged in drilling newly identified mining targets closer to the Ruby Portal.  If this drilling produces positive results in any of these new targets, a raise will be built into the new location and mining can begin fairly quickly.  We cannot determine at this time how long this drilling program will continue, or whether it will be successful.  The cost of these activities is within our current monthly budget of $120,000 per month.  Drilling will be done by our present crew and will use equipment we currently own, and we do not anticipate additional expenditures beyond what we have budgeted for.

The ongoing execution of our business plan is expected to result in operating losses over the next twelve months. Management believes it will need to raise capital through loans and stock issuances in order to have enough cash to maintain its operations for the next twelve months. There are no assurances that we will be successful in achieving our goals of obtaining cash through loans or stock issuances, or increasing revenues and reaching profitability.

In view of these conditions, our ability to continue as a going concern is dependent upon our ability to meet its financing requirements, and to ultimately achieve profitable operations. Management believes that its current and future plans provide an opportunity to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that may be necessary in the event we cannot continue as a going concern.

Summary of Significant Accounting Policies

Revenue Recognition

The company has recognized no mining revenue to date. In the future mining revenue will be recognized according to the policy described below.

Revenue is recognized when the following conditions are met:

(a) persuasive evidence of an arrangement to purchase exists;
(b) the price is fixed or determinable;
(c) the product has been delivered; and
(d) collection of the sales price is reasonably assured.

Under the terms of concentrate or dore sales contracts with third-party smelters, final prices for the gold, silver, zinc, copper and lead in the concentrate are set based on the prevailing spot market metal prices on a specified future date based on the date that the concentrate is delivered to the smelter. The Company records revenues under these contracts based on forward prices at the time of delivery, which is when transfer of legal title to concentrate passes to the third-party smelters. The terms of the contracts result in differences between the recorded estimated price at delivery and the final settlement price. These differences are adjusted through revenue at each subsequent financial statement date.

Mineral Property Costs

Mineral property acquisition costs are capitalized upon acquisition. Mineral property exploration and improvement costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven or probable reserves, the costs incurred to develop such property are capitalized. To date the Company has not established any proven or probable reserves on its mineral properties.

The Company reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the review indicates that the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow method using a discount rate that is considered to be commensurate with the risk inherent in the Company's current business model. For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of the assets and liabilities, and are measured using enacted tax rates that will be in effect when the differences are expected to reverse.

The Company adopted the provisions of the FASB interpretation related to accounting for uncertainty in income taxes, which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions.  The Company believes it does not have any uncertain tax positions taken or expected to be taken in its income tax returns.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, prepaid expenses and accrued expenses reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments.

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheets as of December 31, 2013 and 2012 respectively:

	Fair Value Measurements at December 31, 2013
	Level 1	Level 2	Level 3
Assets
Cash	$15,371	$-	$-
Certificates of Deposit	172,880	-	-
Total assets	188,251	-	-
Liabilities
Notes payable, Equipment	-	41,786	-
Notes payable, Parent	-	3,848,037	-
Total liabilities	-	3,889,823	-
	$188,251	$(3,889,823)	$-

	Fair Value Measurements at December 31, 2012
	Level 1	Level 2	Level 3
Assets
Cash	$2,574	$-	$-
Certificates of Deposit	172,499	-	-
Total assets	175,073	-	-
Liabilities
Notes payable, Parent	-	2,747,574	-
Total liabilities	-	2,747,574	-
	$175,073	$(2,747,574)	$-

The fair values of our related party debts are deemed to approximate book value, and are considered Level 2 inputs as defined by ASC Topic 820-10-35.

There were no transfers of financial assets or liabilities between Level 1, Level 2 and Level 3 inputs for the years ended December 31, 2013 and 2012.

Income/Loss Per Share of Common Stock

Basic net loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for the periods presented.  As of December 31, 2013 and December 31, 2012, there were no common stock equivalents outstanding, respectively.

Results of Operations for the Year Ended December 31, 2013 Compared to Results of Operations for the Year Ended December 31, 2012

Operating Expenses.   For the year ended December 31, 2013, the Company had operating expenses of $875,445, which included general and administrative expenses of $21,950, depreciation charges of $99,160, and mining property costs of $733,484.  Operating expenses for the year ended December 31, 2012, the Company had operating expenses of $565,145, which included general and administrative expenses of $5,697, depreciation charges of $98,673, and mining property costs of $412,379.  Our increase in operating expenses was mainly from exploration, rehabilitation and construction costs at the Ruby.

Net Loss.  For the year ended December 31, 2013, we had a net loss of $1,286,873.  For the year ended December 31, 2012, we had a net loss of $880,056. The increase in our net loss was attributed primarily to exploration, rehabilitation and construction costs at the Ruby.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise capital and implement its business plan. We are presently funded by way of loans and cash advances from our parent company.  We currently have no external sources of liquidity and internal sources (revenue from sales) are nil to date.

As of the date of this prospectus, the Company has been spending approximately $120,000 per month to maintain operations at the Ruby.   We believe these expenses will increase in the near future as we hire new workers and expand operations. We currently rely on loans and cash advances from our parent company to provide the capital required to maintain operations at its current level, which we believe can be maintained at present levels for the foreseeable future.  Going forward, upon becoming a fully-reporting company, we estimate it will cost an additional $2,500 to $5,000 per month in SEC compliance fees, consisting primarily of accounting, legal, and edgarization fees.  If we cannot generate enough revenue from mining to cover these costs, we believe we can rely on loans and cash advances from our parent company to make up for any revenue shortfall. The length of time we can continue to rely on funding from our parent company cannot be determined and is beyond our control. If we cannot generate sufficient revenue or raise additional funds through loans, cash advances, or equity, we may not be able to maintain operations or make timely filings with the SEC.  Our mortgage on the Ruby Property will require us to pay $60,000 per month through December 30, 2015, an obligation our parent company has incurred on our behalf. The Company believes it can rely on loans and cash advances from our parent company to make up for any revenue shortfall. We may also consider securing funding independently of our parent company through loans with other parties and financial institutions. However, there is no assurance that we will continue to receive sufficient funding from our parent company, or that we will be successful in securing capital from alternative sources.  If we cannot generate sufficient revenue or raise additional funds through loans or equity we may not be able to maintain our mortgage on the Ruby.

As of December 31, 2013, the Company has approximately $3,848,037 in debt owed to our parent company. $1,990,000 of this amount was the original balance due on the Ruby mortgage, and $1,858,037 is the amount of cash advances received and expenses paid on our behalf by our parent company.  This debt is expected to increase going forward as the Company continues operations funded by loans and cash advances from our parent company.  This debt is due on demand, currently accrues no interest, and is non-recourse. We expect to repay this debt over time through revenue generated from gold recovery.  However, our parent company reserves the right to sell this debt to a third party, in which case the debt may at some point in the future be converted in whole or in part to equity.  There are presently no agreements in effect pertaining to any such conversion, and an agreement would have to be negotiated and executed in the future in the event such a transaction were to take place. Should any conversion of this debt to equity occur, there is a risk of significant dilution to existing shareholders.

As of the date of this prospectus, we are currently engaged in building a raise from the end of the Ruby Tunnel into an area known as the Big Bend and the Black Channel.  We expect this work to be completed by the end of May, 2014.  Once completed, it will then be determined if mining can commence at that time, or if further work is required to rehabilitate the Black Channel prior to the start of mining that area.  As of the date of this prospectus, we are also currently engaged in drilling newly identified mining targets closer to the Ruby Portal.  If this drilling produces positive results in any of these new targets, a raise will be built into the new location and mining can begin fairly quickly.  We cannot determine at this time how long this drilling program will continue, or that it will be successful.  The cost of these activities is within our current monthly budget of $120,000 per month.  Drilling will be done by our present crew and will use equipment we currently own, and we do not anticipate additional expenditures beyond what we have budgeted for.

The ongoing execution of our business plan is expected to result in operating losses over the next twelve months. Management believes it will need to raise capital through loans and stock issuances in order to have enough cash to maintain its operations for the next twelve months. There are no assurances that we will be successful in achieving our goals of obtaining cash through loans or stock issuances, or increasing revenues and reaching profitability.

The Company plans on generating revenue through mining once commercial operations begin on any of its properties.  Towards this end, on July 1, 2011 the Company acquired the Ruby in Sierra County, California. The purchase price was $2.5 million, which is seller-financed.  As of the date of this prospectus, the outstanding principal due on the mortgage is $1,759,198, which is to be paid in monthly installments through December 30, 2015. Mortgage payments to date have been paid by our parent company on behalf of RGI.

As of December 31, 2013, total current assets were $15,371, which consisted of $15,371 cash.  As of December 31, 2012, total current assets were $2,574, which consisted of $2,574 cash.

As of December 31, 2013, total other assets were $2,578,406, which consisted primarily of our Ruby claims, plant and equipment, and the Ruby reclamation bonds.  As of December 31, 2012, total other assets were $2,605,199, which consisted primarily of our Ruby claims, plant and equipment, and the Ruby reclamation bonds.  The decrease is primarily due to an increase in depreciation expenses.

As of December 31, 2013, total current liabilities were $3,877,204, which consisted primarily of $3,848,037 in debt owed to our parent company and which includes the balance due on the Ruby mortgage of $1,832,638.  As of December 31, 2012, our total current liabilities were $2,781,783, and consisted primarily of $2,747,574 in debt owed to our parent company, and which includes the balance due on the Ruby mortgage of $1,869,710.

As of December 31, 2013, total long-term liabilities were $33,278, which consisted of the long-term portion of an equipment note payable of $27,120, and the asset retirement obligation at the Ruby of $6,158. As of December 31, 2012, our total long-term liabilities were $5,584, and consisted entirely of our asset retirement obligation.

We had a working capital deficit of $3,861,833 as of December 31, 2013, and a working capital deficit of $2,778,855 as of December 31, 2012.  The increase is due primarily to debt incurred from additional cash advances from our parent company that is classified as a current liability.

During the year ended December 31, 2013, operating activities used cash of $910,367 as compared to the year ended December 31, 2012 where we used cash of $498,964 in operating activities.  The increase is due primarily to operational expenditures at the Ruby.

Cash flows from financing activities represented the Company’s principal source of cash for the year ended December 31, 2013. Cash flows from financing activities during the year ended December 31, 2013, and 2012, were $926,070 and $483,411, respectively, and consisted primarily of cash advances from our parent company.

Recent Developments

On April 30, 2013, operations at the Ruby resumed after the winter layover.

On June 6, 2013, an agreement was executed between our parent company and a private US investor for an advance sale of up to 2,120 ounces of specimen gold recovery from the Ruby. The agreement provides that up to 2,120 ounces of specimen gold from the Ruby Mine will be purchased in advance of recovery at a 10% discount of the then-current spot price of gold. By way of this action by our Parent, the Company has received a $150,000 advance cash payment on the first 120 ounces, priced at $1,250 per ounce based on the current spot price of gold at the time of the agreement. Subsequent tranches to sell up to 2,000 additional ounces in advance of recovery will be prepaid based on current spot prices, with final settlement based on the spot price of gold at the time of recovery and delivery. The Company also announced that the Company has entered into an offtake agreement with Metalor USA (“Metalor”) for the refining of the Ruby's output of fine gold, to be processed on site and delivered to Metalor as dore bars. Metalor has agreed to pay the Company the then-current spot price of gold on the day of delivery, less a small refinery charge and prepaid shipping charges, for all gold delivered to its refinery facility in Los Angeles, CA.  This is a non-exclusive agreement that is not considered material as the Company is not under any obligation to deliver any gold to Metalor. Funds from the advance sale of specimen gold will be used to complete the Ruby Tunnel rehab project now underway, and to initiate the expected start of mining.

On July 25, 2013, the Company announced that the crew at the Ruby Tunnel rehab project has successfully breached the last remaining air blockage in the tunnel, thereby achieving a major milestone with the restoration of natural airflow throughout the entire length of the Ruby Tunnel system.

On August 27, 2013, the Company announced that it has gained access to a section of the Ruby known as the White Channel and is now preparing for initial test mining operations and bulk sampling.

On September 10, 2013, it was announced that the Company has cleared the last remaining obstacle in the Ruby tunnel at the 4900 vein and has crossed the Melones Fault to gain access to the Black Channel.

On October 10, 2013, it was announced that the Company has achieved another major milestone with the recovery of its first ounces of specimen gold at the Ruby.

On November 7, 2013, the Company announced that it has received notification from the federal Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”) that an ATF explosives permit has been issued for the Ruby. The Company also announced that underground mining operations to conduct test mining and bulk sampling in the White Channel are set to resume.

On December 2, 2013, the Board of Directors of our parent company authorized the Spin-Off of RGI as a separate and independent public company.  On the same date, the Board of Directors of RGI authorized the formalization of a joint-venture agreement between the Company and North Bay with regard to the Ruby, on a 50/50 profit-sharing basis.

On February 14, 2014, the Company announced that it has appointed Mr. William S. Watters, P.E., as the Company’s Chief Operating Officer, and who will also serve as Mine Manager of the Ruby Mine.

On March 27, 2014, the Company announced that a drilling program on newly identified targets at the Ruby Mine was underway

On April 9, 2014 the Company announced the acquisition of the Carson Mine through the staking of new claims adjacent to the northern border of the Ruby Property.  The Company has also staked additional claims near the Ruby Adit to cover in its entirety the Discovery Channel, a new previously unknown channel that was identified as a direct result of a recent gravity survey and geological mapping.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

Disclosures about Reclassification Adjustments out of Accumulated Other Comprehensive Income

In July 2013, the FASB issued ASU No. 2013-11 Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carry forward, a Similar Tax Loss, or a Tax Credit Carry forward Exists (“ASU No. 2013-11”). This pronouncement provides explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists. This pronouncement is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2013. The Company will adopt the provisions of ASU No. 2013-11 on January 1, 2014. We do not anticipate the provisions of ASU No. 2013-11 to have a material impact on to the Company’s financial statements.

In February 2013, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update which added new disclosure requirements for items reclassified out of accumulated other comprehensive income. The update required entities to disclose additional information about reclassification adjustments, including changes in accumulated other comprehensive income balances by component and significant items reclassified out of accumulated other comprehensive income. The update became effective for us in the first quarter of 2013. This update had no material impact on our financial statements.

DESCRIPTION OF PROPERTY

Our principal office is located at 571-C Searls Ave., Nevada City, CA 95959, where we lease 1,500 square feet of office space.  This is an annual lease with payments of 1,350 per month.

Our ownership interest in each of our mining claims comprising the Ruby Property is described above under “The Ruby Mine”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are currently a wholly-owned subsidiary of North Bay Resources Inc. On July 1, 2011, North Bay acquired 100% of the issued and outstanding shares of RGI.  No shares have been issued subsequent to that date, and North Bay continues to be our sole shareholder.

Since July 2011, the Company has borrowed funds from our parent company on an as-needed basis to maintain and develop the Ruby, meet tax and claim fee obligations, secure permits, pay legal fees, and for general corporate expenses. Our parent company has also been making mortgage payments on the Ruby on our behalf. The chart below outlines the funds advanced since July 1, 2011 and the purposes for the funds. These advances and loans from North Bay are due on demand, currently bear no interest, are non-recourse, and have no fixed term. North Bay reserves the right to sell this debt or otherwise convert the debt into shares of Company stock at some point in the future, at its sole discretion. There are presently no agreements in effect pertaining to any such conversion, and any such agreement would have to be negotiated and executed in the future in the event such a transaction were to take place.

Note (Advances) from North Bay Resources Inc.
Balance at July 1, 2011	-
Mortgage Debt	1,990,000
Rehabilitation & Construction Costs	120,096
Taxes and Claim Fees	16,486
Permit Fees and Expenses	29,703
Consulting, Professional, and Other Expenses	107,878
Balance at December 31, 2011	2,264,163
Rehabilitation & Construction Costs	358,615
Taxes and Claim Fees	39,182
Permit Fees and Expenses	14,582
Consulting, Professional, and Other Expenses	71,032
Balance at December 31, 2012	2,747,574
Exploration, Rehabilitation & Construction Costs	630,788
Taxes and Claim Fees	35,874
Permit Fees and Expenses	4,787
Consulting, Professional, and Other Expenses	429,014
Balance at December 31, 2013	3,848,037

On December 2, 2013, the Board of Directors authorized the formalization of a joint-venture with our parent company for the mining and exploitation of the Ruby, on a 50/50 profit-sharing basis.

Mr. Perry Leopold is a director and Chief Executive Officer of our parent company and sole shareholder. Therefore, Mr. Leopold will be instrumental in any decisions taken by the Company for as long as North Bay remains our sole or majority shareholder.  Mr. Leopold is therefore not considered an independent director of the Company.

Our common stock is expected to be listed on the OTCQB, which does not have director independence requirements. For purposes of determining director independence, we have applied the definition set forth in NASDAQ Rule 5605(a)(2). Perry Leopold would not be considered “independent” under the NASDAQ rule due to the fact that he is an employee of the Company as well as our parent company. Fred Michini would not be considered “independent” under the NASDAQ rule due to the fact that he has served on the Board of Directors of our parent company.

We do not have a separately designated compensation, nominating or audit committee, and we do not plan on having any such committees in the near future.

The board of directors of RGI will make all determinations regarding the business, including the engaging and termination of the independent auditors for the company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not currently traded on any market or electronic medium.  After the registration statement of which this prospectus forms a part has been declared effective, we plan to apply to FINRA for a stock symbol and have our shares listed for trading on the OTCQB. There can be no assurance given that our common stock will be traded in any public market.  Moreover, if our common stock is traded, there can be no assurance given that there will be active trades in the security or at all.  Therefore, holders of our common stock may not be able to sell it from time to time.

Holders

As of the date of this prospectus, there was 1 holder of record of our common stock, our parent company.

Dividends

We have never declared or paid a cash dividend. There are no restrictions on the common stock or otherwise that limit our ability to pay cash dividends if declared by the Board of Directors. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

Equity Compensation Plans

There are currently no outstanding options, warrants or other rights to purchase shares of our common stock.  The Company does not anticipate adopting any equity award plans in the near future, though it may consider doing so at some future date as a means of compensating employees and consultants for services or as discretionary bonuses.  The company does not have any arrangements for such issuances or arrangements at this time.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares are currently subject to the penny stock rules.

A purchaser is purchasing penny stock which limits the ability to sell the stock. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements have the effect of reducing the trading activity in the secondary market for our stock. Thus, shareholders may have difficulty selling their securities.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

Transfer Agent

Our transfer agent is Colonial Stock Transfer Co., Inc., 66 Exchange Place, Salt Lake City, UT  84111, phone number (801) 355-5740.

Issuer purchase of equity securities

There were no issuer purchases of securities during the period covered by this prospectus.

EXECUTIVE COMPENSATION

Perry Leopold, our sole executive officer as of December 31, 2013, does not currently receive and has not received any compensation in any form for his services to the Company during the fiscal years ended December 31, 2013 and December 31, 2012, respectively, nor has he done so as of the date of this prospectus. There are no compensation arrangements or agreements with Mr. Leopold following the completion of the planned spin-off currently underway.

In February 2014 we appointed William S. Watters as Chief Operating Officer.  Please see the discussion below under “Employment Agreements” for the details of his compensation.

Director Compensation

Persons who are currently directors receive no compensation for their services as a director.  While there is no plan in place for compensation of persons who are directors at the present time, we expect to expand the board with the appointment of additional directors in the future, and at such time it is expected that we will then create a remuneration and reimbursement plan.

Other Compensation Arrangements

While we do not have any formal equity-based compensation plan, we do have the ability to enter into options and similar equity-based agreements with employees, consultants and others. At some point in the future we may elect into these types of agreements as part of a compensation plan as needed. There are currently no outstanding options, warrants or other rights to purchase shares of our common stock.

The Company does not have a compensation committee.

The Company paid $0 to our Chief Executive Officer for services rendered to the Company in all capacities during the fiscal years shown in the Summary Compensation Table below.

Overview

The following is a discussion of our program for compensating our named executive officers and directors. Currently, we do not have a compensation committee, and as such, our Board of Directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice.

The Board of Directors considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our Company through a period of rapid growth.

In the future, we expect that our Board of Directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and Company performance with commensurate cash compensation.

Elements of Compensation

Our compensation program for the named executive officers consists primarily of base salary and benefits. There is no retirement plan, long-term incentive plan or other such plans, although Mr. Watters’ agreement has a certain benefits described more fully in “Employment Agreements”. The Company is an exploration stage company with limited revenue. As such, we have not yet obtained a consistent revenue stream with which to fund employee salaries and bonus plans. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience.

Base Salary

Our named executive officers receive base salaries commensurate with their roles and responsibilities. Base salaries and subsequent adjustments, if any, are reviewed and approved by our Board of Directors annually, based on an informal review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid to our named executive officers are reflected in the Summary Compensation Table below.

Employment Agreements

In February 2014 the Board of Directors approved and the Company executed an employment agreement with William S. Watters pursuant to his appointment as the Company’s Chief Operating Officer. The agreement sets Mr. Watters’ starting salary at $12,000 per month during his 1st year of employment, with automatic pay increases of $1,000 per month in each of the subsequent 4 years so that his salary is $16,000 per month by year 5.  Mr. Watters will also receive an allowance for medical insurance to be expensed at actual cost, a vehicle allowance, cell phone, and reimbursement for any other reasonable expenses incurred for professional organizations related to his work at the Ruby Mine in particular and the mining industry in general.  Vacation time is 4 weeks per year, prorated over the first year of employment, with 2 weeks planned during the summer of 2014.  In the event of non-voluntary termination due to circumstances unrelated to job performance, Mr. Watters will be entitled to severance pay of 48 months less the number of months actually worked, or 6 times the monthly salary, whichever is greatest. As a signing bonus, Mr. Watters received 100,000 shares of our parent company's common stock. Mr. Watters is expected to become the new CEO once the registration statement of which this prospectus forms a part has been declared effective and the planned Spin-Off of RGI is complete.

Our current CEO, Mr. Perry Leopold, receives no salary at the present time, and has no employment agreement with RGI. There are no compensation arrangements or agreements with Mr. Leopold following the completion of the planned spin-off currently underway.

Retirement Benefits

Currently, we do not provide any Company sponsored retirement benefits to any employee, including the named executive officers.

Prerequisites

With the exception of the benefits described above provided to Mr. Watters, we have not provided our named executive officers with any perquisites and other personal benefits. We view perquisites as a potentially significant element of our compensation structure, and believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we compete. It is expected that our practices regarding perquisites will be subject to periodic review by our Board of Directors.

The following table sets forth the compensation paid to our chief executive officer for each of our last two completed fiscal years.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Perry Leopold	2013	-	-	-	-	-
Chief Executive Officer	2012	-	-	-	-	-

COMPENSATION OF DIRECTORS

Director Compensation for Year Ended December 31, 2013

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash or Stock ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Perry Leopold	$--	--	--	--	--	--	$--
Fred Michini	$-	-	--	--	--	-	$-
———————
(1)	Neither Mr. Leopold nor Mr. Michini received any compensation in their capacity as directors for the Company in the year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-end.

There were no outstanding equity awards to our executive officers in the most recent fiscal year ended December 31, 2013.

Standard Director Compensation Arrangement

We do not have a standard compensation arrangement for directors.

Stock Option Exercised

There were no stock options exercised on common shares in fiscal year 2013, with respect to the named executives listed in the Summary Compensation Table.

Expense Reimbursement

We will reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

RUBY GOLD, INC.
(AN EXPLORATION STAGE COMPANY)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ruby Gold, Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Ruby Gold, Inc. (an exploration stage company) as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years then ended, and for the period from January 5, 2007 (inception) through December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ruby Gold, Inc. as of December 31, 2013 and 2012, and the results of its operations, changes in stockholders' equity (deficit) and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has accumulated losses to date, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
Houston, Texas
April 30, 2014

RUBY GOLD, INC.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEETS
AS OF DECEMBER 31, 2013 AND DECEMBER 31, 2012

	Dec 31, 2013	Dec 31, 2012

ASSETS
Current Assets
Cash	$15,371	$2,574
Total Current Assets	15,371	2,574

Other Assets
Certificates of Deposit	172,880	172,499
Mining Claims – Unproved	1,797,488	1,797,488
Property, Plant & Equipment, net of accumulated depreciation	608,038	635,212
Total Other Assets	2,578,406	2,605,199
TOTAL ASSETS	$2,593,777	$2,607,773

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$14,600	$21,605
Accrued Expenses	-	12,250
Equipment Loan	14,567	-
Shareholder Loan	3,848,037	2,747,574
Total Current Liabilities	3,877,204	2,781,429

Long-Term Liabilities
Equipment Loan, net of current portion	27,120	-
Asset Retirement Obligation	6,158	5,584
Total Long-Term Liabilities	33,278	5,584
Total Liabilities	$3,910,482	$2,787,013

Stockholders’ Equity (Deficit)

Common stock, $0.001 par value, 750,000,000 shares authorized, 300,000,000 and 300,000,000 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	300,000	300,000
Additional Paid-In Capital	979,807	830,399
Deficit Accumulated During Exploration Stage	(2,596,512)	(1,309,639)
Total Stockholders’ Equity (Deficit)	(1,316,705)	(179,240)
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$2,593,777	$2,607,773

The accompanying notes are an integral part of these financial statements.

RUBY GOLD, INC.
 (AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDING
DECEMBER 31, 2013 AND 2012
AND THE PERIOD FROM
JANUARY 5, 2007 (INCEPTION) THROUGH DECEMBER 31, 2013

	12 months ended December 31, 2013	12 months ended December 31, 2012	Since inception (January 5, 2007 - December 31, 2013)

Revenues
Revenue	$-	$-	$-
Cost of Revenue	-	-	-
Gross Profit	-	-	-
Operating Expenses
Commissions & Consulting Fees	4,800	9,000	51,016
General & Administrative Costs	21,950	5,697	27,747
Mining Property Costs	733,484	412,379	1,312,948
Depreciation Expense	99,160	98,673	258,393
Impairment Expense	-	5,341	129,684
Accretion Expense	574	513	1,330
Professional Services	15,477	33,542	67,994
Total Operating Expenses	875,445	565,145	1,849,112
Net Operating Loss	(875,445)	(565,145)	(1,849,112)
Other Income (Expenses)
Interest Income	381	747	13,851
Interest Expense	(411,809)	(303,408)	(749,001)
Other Expense	-	(12,250)	(12,250)
Net Other Income (Expenses)	(411,428)	(314,911)	(747,400)
Net Loss	(1,286,873)	(880,056)	(2,596,512)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING (Basic)	300,000,000	300,000,000
Basic Net Gain (Loss) per Share	$(0.00)	$(0.00)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING (Diluted)	300,000,000	300,000,000
Diluted Net Gain (Loss) per Share	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

RUBY GOLD, INC.
 (AN EXPLORATION STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD
JANUARY 5, 2007 (INCEPTION) THROUGH DECEMBER 31, 2013

	Common Stock		Additional Paid-In	Deficit Accumulated During	Total Stockholders’
	Shares	Amount	Capital	Exploration Stage	Equity/(Deficit)
Inception 1/5/07	-	-	-	-	-
Common shares issued for cash	300,000,000	300,000	(296,000)	-	4,000
Transfer of CD's to Company by shareholders	-	-	154,517	-	154,517
Net income for year	-	-	-	5,492	5,492
Balance at 12/31/2007	300,000,000	$300,000	$(141,483)	$5,492	$164,009
Net income for year	-	-	-	3,776	3,776
Balance at 12/31/2008	300,000,000	$300,000	$(141,483)	$9,268	$167,785
Net income for year	-	-	-	2,101	2,101
Balance at 12/31/2009	300,000,000	$300,000	$(141,483)	$11,369	$169,886
Net income for year	-	-	-	417	417
Balance at 12/31/2010	300,000,000	$300,000	$(141,483)	$11,786	$170,303
Capital contribution from former shareholders prior to acquisition	-	-	4,000	-	4,000
Assignment of Ruby Mine from Parent	-	-	714,949	-	714,949
Imputed Interest	-	-	9,599	-	9,599
Net loss for year	-	-	-	(441,369)	(441,369)
Balance at 12/31/2011	300,000,000	$300,000	$587,065	$(429,583)	$457,482
Warrants issued by Parent to extend Ruby mortgage maturity date	-	-	175,047	-	175,047
Imputed Interest	-	-	68,287	-	68,287
Net loss for year	-	-	-	(880,056)	(880,056)
Balance at 12/31/2012	300,000,000	$300,000	$830,399	$(1,309,639)	$(179,240)
Imputed Interest	-	-	149,408	-	149,408
Net loss for year	-	-	-	(1,286,873)	(1,286,873)
Balance at 12/31/2013	300,000,000	$300,000	$979,807	$(2,596,512)	$(1,316,705)

The accompanying notes are an integral part of these financial statements.

RUBY GOLD, INC.
 (AN EXPLORATION STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDING
DECEMBER 31, 2013 AND 2012
AND THE PERIOD FROM
JANUARY 5, 2007 (INCEPTION) THROUGH DECEMBER 31, 2013

	12 months Ended December 31, 2013	12 months Ended December 31, 2012	Since inception (January 5, 2007 to December 31, 2013)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,286,873)	$(880,056)	$(2,596,512)
Adjustments to reconcile Net Loss to net cash used in operations:
Depreciation Expense	99,160	98,673	258,393
Accretion Expense	574	513	1,330
Imputed Interest Expense	149,408	68,287	227,294
Impairment Expense	-	5,341	129,684
Mortgage Extension Expense	160,000	-	160,000
Expense due to Warrants issued by parent for Mine mortgage	-	175,047	175,047
Changes in operating assets and liabilities:
Accounts Payable	(20,005)	21,605	1,600
Accrued Expenses	(12,250)	12,250	-
Other current assets	(381)	(624)	(16,744)
Net Cash Used in Operating Activities	(910,367)	(498,964)	(1,659,908)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of fixed assets	(2,912)	-	(15,371)
Net Cash Provided by/Used in Investing Activities	(2,912)	-	(15,371)
CASH FLOWS FROM FINANCING ACTIVITIES
Common shares issued for cash	-	-	4,000
Contributions from shareholders	-	-	4,000
Borrowings on RP debt	-	-	1,500
Principal payments on Equipment debt	(14,387)	-	(14,387)
Principal payments on RP debt	--	-	(2,500)
Borrowings from parent	940,463	483,411	1,698,037
Net Cash Provided by Financing Activities	926,076	483,411	1,690,650
Net cash increase (decrease) for period	12,797	(15,553)	15,371
Cash at beginning of period	2,574	18,127	-
Cash at end of period	15,371	2,574	15,371
Supplementary Cash Flow Information:
Non-Cash Investing & Financing Activities:
Contribution of Ruby Mine by Parent ($1,990,000 note payable, $714,949 additional paid in capital)	$-	$-	$2,704,949
Contribution of CDs from shareholders	$-	$-	$154,517
Fixed assets acquired for Accounts Payable	$13,000	$-	$13,000
Fixed assets acquired for Notes Payable	$56,074	$-	$56,074
Revisions to Asset Retirement Obligation	$-	$(76)	$(166,172)

The accompanying notes are an integral part of these financial statements.

RUBY GOLD, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1             GENERAL ORGANIZATION AND BUSINESS

The Company was incorporated in the State of California on January 5, 2007 and elected to be treated as an S-Corp. On July 1, 2011, all of the issued and outstanding shares of the Company were acquired by North Bay Resources Inc. Subsequently, the Company became a wholly-owned subsidiary of North Bay Resources Inc. On the same date, the Company relinquished its prior S-Corp status and became a C-Corp.

The Company’s business plan is to locate and extract gold and other metals from current exploration stage properties. Towards this end, the Company has acquired the Ruby Mine in Sierra County, California. Once in the production stage, the Company plans on extracting gold, silver, and other profitable by-products, and selling them to smelters.

NOTE 2             GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has generated no revenues since inception and has never paid any dividends and is unlikely to pay dividends. The Company has accumulated losses since inception equal to $2,596,512 as of December 31, 2013. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploration of economically recoverable reserves in its resource properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. The Company has had very little operating history to date. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments and other short-term investments with a maturity of three months or less, when purchased, to be cash equivalents. There were no cash equivalents at December 31, 2013 and December 31, 2012. The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $250,000.

Reclamation Bonds

The Company holds its reclamation bonds on the Ruby Mine in the form of one-year Certificates of Deposit that automatically rollover annually on their anniversary dates.  These funds are held in reserve to guarantee the Company's Asset Retirement Obligation.

Revenue Recognition

The company has recognized no mining revenue to date. In the future mining revenue will be recognized according to the policy described below.

Revenue is recognized when the following conditions are met:

(a)  persuasive evidence of an arrangement to purchase exists;
(b) the price is fixed or determinable;
(c) the product has been delivered; and
(d) collection of the sales price is reasonably assured.

Under the terms of concentrate sales contracts with third-party smelters, final prices for the gold, silver, zinc, copper and lead in the concentrate are set based on the prevailing spot market metal prices on a specified future date based on the date that the concentrate is delivered to the smelter. The Company records revenues under these contracts based on forward prices at the time of delivery, which is when transfer of legal title to concentrate passes to the third-party smelters. The terms of the contracts result in differences between the recorded estimated price at delivery and the final settlement price. These differences are adjusted through revenue at each subsequent financial statement date.

Mineral Property Costs

Mineral property acquisition costs are capitalized upon acquisition. Mineral property exploration and improvement costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven or probable reserves, the costs incurred to develop and improve such property are capitalized. To date the Company has not established any proven or probable reserves on its mineral properties.

The Company reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the review indicates that the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow method using a discount rate that is considered to be commensurate with the risk inherent in the Company's current business model. For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

Purchase Options for Mining Property

Costs associated with acquisitions related to purchase options for mining properties are capitalized when the costs are incurred in accordance with ASC 340.10. The costs are carried at the amount paid and transferred to the appropriate asset account if the option is exercised. If it is determined that the Company will not exercise the option, the option is expensed.

Asset Retirement Obligation

The FASB standard on accounting for asset retirement obligation requires that the fair value of the liability for asset retirement costs be recognized in an entity’s balance sheet, as both a liability and an increase in the carrying values of such assets, in the periods in which such liabilities can be reasonably estimated. The present value of the estimated future asset retirement obligation (“ARO”), as of the date of acquisition or the date at which mining commences is capitalized as part of the costs of mineral assets and recorded with an offsetting liability. The asset retirement costs are depleted over the production life of the mineral assets on a unit-of-production basis.

The ARO is recorded at fair value and accretion expense is recognized as the discounted liability is accreted to its expected settlement value. The fair value of the ARO liability is measured by using expected future cash outflows discounted at the Company’s credit adjusted risk free interest rate.

Amounts incurred to settle plugging and abandonment obligations that are either less than or greater than amounts accrued are recorded as a gain or loss in current operations.  Revisions to previous estimates, such as the estimated cost to remediate and abandon a mine may require adjustments to the ARO and are capitalized as part of the costs of mineral assets.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of the assets and liabilities, and are measured using enacted tax rates that will be in effect when the differences are expected to reverse.

The Company adopted the provisions of the FASB interpretation related to accounting for uncertainty in income taxes, which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions.  The Company believes it does not have any uncertain tax positions taken or expected to be taken in its income tax returns.

Fair Value of Financial Instruments

Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, prepaid expenses and accrued expenses reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed.  The Company accounts for goodwill and intangibles under ASC Topic 350, Intangibles – Goodwill and Other, which does not permit amortization, but requires the Company to test goodwill and other indefinite-lived assets for impairment annually or whenever events or circumstances indicate impairment may exist. The Company fully impaired goodwill of $5,341 during the year ended December 31, 2012 impairment analysis.

Income/Loss Per Share of Common Stock

Basic net loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share includes additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for the periods presented.  As of December 31, 2013 and 2012, there were no common stock equivalents outstanding, respectively.

The following is a reconciliation of the computation for basic and diluted EPS for the full year ended December 31, 2013 and 2012, respectively:

	December 31, 2013	December 31, 2012
Net Loss	$(1,286,873)	$(880,056)
Weighted-average common shares Outstanding (Basic)	300,000,000	300,000,000
Weighted-average common stock Equivalents	-	-
Weighted-average common shares Outstanding (Diluted)	300,000,000	300,000,000
Basic and Diluted Net Gain (Loss) per Share	$(0.00)	$(0.00)

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. The cost of property, plant and equipment is depreciated using the straight-line method over the estimated useful life of the asset - periods of approximately 18-28 years for buildings, 3-10 years for machinery and equipment and 3- 5 years for vehicles. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Such impairment tests compare estimated undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its fair value or, if fair value is not readily determinable, an estimated fair value is used based on discounted cash flows. Fully depreciated assets are retained in property, plant and equipment and accumulated depreciation accounts until they are removed from service. In case of disposals of assets, the assets and related accumulated depreciation are removed from the accounts, and the net amounts after proceeds from disposal are credited or charged to income.

Recently Issued Accounting Standards

New Accounting Pronouncements

In July 2013, the FASB issued ASU No. 2013-11 Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carry forward, a Similar Tax Loss, or a Tax Credit Carry forward Exists (“ASU No. 2013-11”). This pronouncement provides explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists. This pronouncement is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2013. The Company will adopt the provisions of ASU No. 2013-11 on January 1, 2014. We do not anticipate the provisions of ASU No. 2013-11 to have a material impact on to the Company’s financial statements.

Disclosures about Reclassification Adjustments out of Accumulated Other Comprehensive Income

In February 2013, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The update requires entities to disclose additional information about reclassification adjustments, including changes in accumulated other comprehensive income balances by component and significant items reclassified out of accumulated other comprehensive income. The update was effective for us in the first quarter of 2013. This update had no material impact on our financial statements.

NOTE 4             FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted FASB ASC 820-10 upon inception. Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has certain financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheets as of December 31, 2013 and 2012 respectively:

	Fair Value Measurements at December 31, 2013
	Level 1	Level 2	Level 3
Assets
Cash	$15,371	$-	$-
Certificates of Deposit	172,880	-	-
Total assets	188,251	-	-
Liabilities
Notes payable, Equipment	-	41,786	-
Notes payable, Parent	-	3,848,037	-
Total liabilities	-	3,889,823	-
	$188,251	$(3,889,823)	$-

	Fair Value Measurements at December 31, 2012
	Level 1	Level 2	Level 3
Assets
Cash	$2,574	$-	$-
Certificates of Deposit	172,499	-	-
Total assets	175,073	-	-
Liabilities
Notes payable, Parent	-	2,747,574	-
Total liabilities	-	2,747,574	-
	$175,073	$(2,747,574)	$-

The fair values of our related party debts are deemed to approximate book value, and are considered Level 2 inputs as defined by ASC Topic 820-10-35.

There were no transfers of financial assets or liabilities between Level 1, Level 2 and Level 3 inputs for the years ended December 31, 2013 and 2012.

NOTE 5             RUBY MINE ACQUISITION

On September 27, 2010, North Bay Resources Inc. (“North Bay”, or our “parent company”) executed an option-to-purchase agreement with Ruby Development Company (“RDC”), a California partnership, for the acquisition of the Ruby Mine (the “Ruby”) in Sierra County, California, for the purchase price of $2,500,000.  The acquisition also included all of the issued and outstanding shares of Ruby Gold, Inc., a private California corporation that is the operator of record of the Ruby Mine, and the owner of the Ruby Mine’s permits.

On June 1, 2011, North Bay exercised its option to purchase the Ruby Mine and Ruby Gold, Inc. On July 1, 2011, escrow was closed and the acquisition of the Ruby Mine and Ruby Gold, Inc. was completed. During the preceding option period and as of the closing date, North Bay made payments totaling $510,000 to RDC.  These payments were credited towards the purchase price, thereby reducing the outstanding principal due to $1,990,000.

Upon the close of the transaction and the transfer of title to Ruby Gold, Inc., the Company acquired all of the real and personal property associated with the Ruby Mine, and Ruby Gold, Inc. became the legal owner of the Ruby Mine in addition to remaining its designated operator. $171,618 in reclamation bonds securing the permits at the Ruby Mine and held in Certificates of Deposit by Ruby Gold, Inc. remained in the custody of the Company, as does the reclamation liabilities on the Ruby for which the reclamation bonds are pledged. In addition, a $2,500 liability from a pre-existing shareholder loan that was outstanding as of the closing date was extinguished as of the close of escrow. As of the close of the transaction, Ruby Gold, Inc. became a wholly-owned subsidiary of North Bay Resources Inc.

On the transaction closing date of July 1, 2011, North Bay issued a promissory note to RDC for $1,990,000 plus 3% interest per annum.  The note, as amended, is due on or before December 30, 2015, and the interest on the note is currently 6%.  The note is collateralized with all of the assets associated with the Ruby Mine.

As of December 31, 2013, all monthly payments have been paid, and the outstanding balance due on the note is $1,832,638. All costs related to the acquisition of the property have been capitalized when incurred. All other costs have been expensed when incurred.

Ruby Mine Purchase Price Allocation for parent company

The following table summarizes the purchase price allocation for the transaction. The valuation conclusions include three groups: (i) net current tangible assets, (ii) assumed liabilities, and (iii) goodwill. Individual asset valuations are presented below:

Acquisition Date: 07/01/11

Allocation of Purchase	Price Purchase Allocation
	Debit	Credit
Tangible Assets Acquired
Cash/Checking/Savings	5,070
Ruby Gold Mine Claims	1,964,279
Ruby Gold Inc. Certificates of Deposit	171,618
Property and Equipment	906,329
Total Tangible Assets	3,047,296

Assumed Liabilities
Short Term Notes Payable		2,500
Asset Retirement Obligation		171,618
Total Liabilities		174,118
Net Tangible Assets/Liabilities	2,873,178
Goodwill	5,341
Total Net Assets Acquired	2,878,519

Consideration Paid	Debit	Credit
Cash Paid (Option Agreement & Purchase Agreement) - 2010	-	80,000
Cash Paid (Option Agreement & Purchase Agreement)	-	280,000
Fees Paid Escrow Agent at Closing	-	2,076
Value of Extension of term for 9/27/10 Warrants issued	-	2,519
Note Payable at closing	-	1,990,000
Warrant (10,000,000 @$0.02 to 9/27/10 - 12/30/12) - 2010	-	149,896
Warrant (2,000,000 @$0.10 to 4/22/11 - 5/1/16)	-	219,941
Due diligence fees paid in cash in 2010	-	4,087
Common Stock valued at $150,000 - 2010	-	150,000
Total Consideration Paid	-	2,878,519

Push-down accounting was applied for this transaction at the Ruby Gold (subsidiary of North Bay) level. This required that all mine and intangible assets acquired by the Parent at acquisition and assigned to Ruby Gold after acquisition be recorded at fair value by Ruby Gold, Inc. The offsetting credit was recorded to a payable to our parent company equal to the mortgage assumed by the Parent of $1,990,000, and additional paid in capital for $714,949 representing the contributed amount of assets from our parent company above the mortgage amount. Ruby Gold, Inc. carried the cash, certificates of deposit, and short-term loans payable prior to the acquisition, so these balances were not a part of the push-down accounting adjustment. The below table summarizes the allocation of the push-down accounting applied for Ruby Gold, Inc. at the acquisition date.

Ruby Gold, Inc. recording of assignment from parent company - Date: 07/01/11

Allocation of Purchase	Price Purchase Allocation
	Debit	Credit
Tangible Assets Acquired
Ruby Gold Mine Claims	1,964,279
Property and Equipment	906,329
Total Tangible Assets	2,870,608

Assumed Liabilities
Asset Retirement Obligation		171,000
Total Liabilities		171,000
Net Tangible Assets/Liabilities	2,699,608
Goodwill	5,341
Total Net Assets Assigned	2,704,949

Consideration for assignment	Amount
Due to parent company	1,990,000
Contribution from parent (Option Agreement & Purchase Agreement)	714,949
Total Consideration Paid	2,704,949

NOTE 6             PROPERTY, PLANT, EQUIPMENT AND MINERAL CLAIM ASSETS

As of December 31, 2013 and 2012, components of the Ruby Mine property, plant and equipment and mineral assets were as follows:

	December 31,	December 31,
	2013	2012

Buildings	$558,885	$558,885
Machinery and equipment	191,375	119,389
Vehicles	240,514	240,514
Total property, plant and equipment	990,774	918,788

Less: accumulated impairment(1)	(124,343)	(124,343)
Less: accumulated depreciation(2)	(258,393)	(159,233)

Property, plant and equipment, net	$608,038	$635,212

	December 31,	December 31,
	2013	2012

Mining claims	$1,792,660	$1,792,660
Asset retirement costs	4,828	4,828
Total mineral claim assets	1,797,488	1,797,488
Less: accumulated depletion(2)	-	-

Mining claims, net	$1,797,488	$1,797,488

(1)
Following the acquisition of the Ruby Mine on July 1, 2011, an evaluation of the equipment inventory determined that some equipment was obsolete and/or otherwise not in compliance with safety regulations, resulting in an impairment deduction of $124,343.

(2)
Depreciation expense totaled $99,160 and $98,673 for the years ended December 31, 2013 and 2012, respectively.  Depletion expense totaled $0 and $0 for the years ended December 31, 2013 and 2012, respectively.

NOTE 7             FINANCING

On September 27, 2010, our parent company entered into a Convertible Promissory Note Agreement (“the Note”) with Tangiers Investors LP, (“Tangiers”) pursuant to which our parent company received $50,000 as a loan from Tangiers to initiate the acquisition of the Ruby Mine and Ruby Gold, Inc.  While this Note has been repaid and extinguished, a 0.75% non-voting net profit interest in the Ruby Mine has survived.

On July 1, 2011, upon the acquisition of the Ruby Mine, our parent company issued a promissory note to Ruby Development Company (“RDC”) for $1,990,000 plus 3% interest per annum.  Interest was increased to 6% as of April 1, 2013. The note, as amended, is due on or before December 30, 2015.  Monthly payments are a minimum of $60,000 per month through December 2015. As of December 31, 2013 and 2012, the outstanding balance due on the note is $1,832,638 and $1,774,822, respectively.

On September 26, 2013, the Company acquired a Case 580SM Backhoe for the purchase price of $56,071.  This purchase was financed as a 36 month note with CNH Capital America LLC at an interest rate of 8.49%.  A $10,000 initial payment was made on October 1, 2013, with 36 payments scheduled at $1,462 per month.  As of December 31, 2013, the principal balance due on this note was $41,687 plus $1,114 in accrued interest.

As of December 31, 2013 total interest paid by our Parent on this note is $361,707, which includes a $175,047 expense for warrants issued by our Parent to extend the term of the note. This interest expense has been recorded by the Company. The portion of interest paid by our Parent is owed from the Company to the Parent, and the warrants issued by the Parent were recorded as a capital contribution on the Company’s behalf. During the years ended December 31, 2013 and 2012, interest expense related to the Ruby Mine mortgage was $102,401 and $60,074, respectively. The note is collateralized with all of the assets associated with the Ruby Mine.

As of December 31, 2013 and 2012, the Company has received cash advances, loans, and other consideration from our parent company of $3,848,037 and $2,747,928, respectively.  This debt is payable on demand, currently accrues no interest, and is non-recourse. The Company imputed interest on these balances at a rate of 10% per annum.  Imputed interest expense for the years ended December 31, 2013 and 2012 was $149,408 and $68,287, respectively.

The following table shows the debt that has accrued to our parent company since July 1, 2011

Balance at July 1, 2011	-
Mortgage Debt	$1,990,000
Rehabilitation & Construction Costs	120,096
Taxes and Claim Fees	16,486
Permit Fees and Expenses	29,703
Consulting, Professional, and Other Expenses	107,878
Balance at December 31, 2011	2,264,163
Rehabilitation & Construction Costs	358,615
Taxes and Claim Fees	39,182
Permit Fees and Expenses	14,582
Consulting, Professional, and Other Expenses	71,032
Balance at December 31, 2012	2,747,574
Exploration, Rehabilitation & Construction Costs	630,788
Taxes and Claim Fees	35,874
Permit Fees and Expenses	4,787
Consulting, Professional, and Other Expenses	429,014
Balance at December 31, 2013	$3,848,037

NOTE 8             RELATED PARTY TRANSACTIONS

As of December 31, 2013 and 2012, the Company has received cash advances, loans, and other consideration from our parent company of $3,848,037 and $2,747,928, respectively.  This debt is payable on demand, currently accrues no interest, and is non-recourse. The Company imputed interest on these balances at a rate of 10% per annum.  Imputed interest expense for the years ended December 31, 2013 and 2012 was $81,121 and $68,287, respectively.

The following table shows the debt that has accrued to our parent company since July 1, 2011

Balance at July 1, 2011	-
Mortgage Debt	$1,990,000
Rehabilitation & Construction Costs	120,096
Taxes and Claim Fees	16,486
Permit Fees and Expenses	29,703
Consulting, Professional, and Other Expenses	107,878
Balance at December 31, 2011	2,264,163
Rehabilitation & Construction Costs	358,615
Taxes and Claim Fees	39,182
Permit Fees and Expenses	14,582
Consulting, Professional, and Other Expenses	71,032
Balance at December 31, 2012	2,747,574
Exploration, Rehabilitation & Construction Costs	630,788
Taxes and Claim Fees	35,874
Permit Fees and Expenses	4,787
Consulting, Professional, and Other Expenses	429,014
Balance at December 31, 2013	$3,848,037

NOTE 9             COMMITMENTS AND CONTINGENCIES

As of December 31, 2013 and December 31, 2012, respectively, the Company does not have any outside commitments.

As of the date of this report the Company is leasing 1,500 square feet of office space in Nevada City, California.  The term of the lease, as of May 1, 2013, is for twelve months, renewable at our option, at $1,350 per month rent.

Minimum annual future lease payments under all operating leases as of December 31, 2013, are as follows:

2014	$5,400
2015	-
2016	-
2017	-
2018	-
$5,400

The Company is not and has never been involved in any litigation of any nature, and the Company is not aware of any pending or threatened litigation.

NOTE 10           INCOME TAXES

On July 1, 2011, the Company relinquished its prior S-Corp status and became a C-Corp for tax reporting purposes. Prior to this change, the tax structure resulted in taxable income flowing through to shareholders to be taxed at their personal income tax level. After the change, taxes are now payable at the corporate level. As a result, there are no deferred taxes or NOL’s at the corporate level prior to July 1, 2011.

As of December 31, 2013 and 2012, the Company had net operating loss carry-forwards totaling approximately $2,223,976 and $937,677, respectively, that begin to expire in 2031.  The carry-forward losses and the related deferred tax benefit are significantly limited by the provisions of Internal Revenue Code Section 382. The Company’s taxable losses and temporary differences created a deferred tax asset before valuation allowances of approximately $778,593 and $328,187 at December 31, 2013 and 2012, respectively. Due to the Company determining that it will not likely realize the deferred tax asset, a full valuation allowance has been taken to reduce the deferred tax asset to zero as of December 31, 2013 and 2012, respectively.

In 2013 and 2012, the primary differences between financial statement reporting and taxable income (loss) were expenses not deductible for tax.

The deferred tax assets as of December 31, 2013 and 2012 are as follows:

	2013	2012
Deferred Tax Asset:
Net Operating Loss Carry forwards	$937,677	$306,809
Current Year Net Operating Loss/(Gain)	1,286,299	630,868
Total Operating Loss Carry forward	2,223,976	937,677
Enacted Future Tax Rate	35%	35%
Deferred Tax Asset for NOL	778,392	328,187
Deferred Tax Asset for Temporary Differences Between Book and Tax Income	201	-
Gross Deferred Tax Asset	778,593	328,187
Valuation Allowance	(778,593)	(328,187)
Net Deferred Tax Asset	-	-

The following table shows the effective tax rate as of December 31, 2013 and 2012:

	2013	2012
Enacted Tax Rate	35%	35%
Valuation Allowance	-35%	-35%
Effective Tax Rate	0%	0%

NOTE 11           ASSET RETIREMENT OBLIGATIONS

Provisions for site closure and reclamation costs are based principally on legal and regulatory requirements established by various government agencies, principally Sierra County, California, the US Forest Service, and the California Dept. of Conservation Office of Mine Reclamation (OMR). Under current regulations, the Company is required to meet performance standards to minimize the environmental impact from its operations and to perform site restoration and other closure activities at its mining and development sites. The exact nature of environmental remediation requirements that may be encountered in the future, if any, cannot be predicted with certainty, because environmental requirements currently established by government agencies may change.

The Ruby Mine Reclamation Plan was approved by the Sierra County Planning Commission and OMR on December 21, 2011, and is effective through 2018 when it must be renewed.  The approved Reclamation Plan states that the Ruby Mine has an expected mine life in excess of 50 years. The Reclamation Plan was compiled and submitted to Sierra County and OMR by GeoSolutions, Inc. of Cedar Ridge, California, under the supervision of Mr. Thomas J. Knoch, Registered Professional Geologist (6930), California, Registered Environmental Assessor (REA-07454), California, Certified Engineering Geologist (2178), California, and Certified Hydrogeologist (699), California.

The following table illustrates the inputs used to calculate the current Asset Retirement Obligation as of December 31, 2013 and December 31, 2012.

Cost estimate for reclamation work at today's cost	$172,914
Estimated life of mine (years)	50
Risk adjusted rate (borrowing rate)	9.9%
Estimated inflation rate	2.2%

Asset Retirement Obligation
Estimated asset retirement obligation at time of acquisition (7/1/11)	$171,000
Accretion Expense	243
Revisions to asset retirement obligation	(166,096)
Asset retirement obligation at 12/31/11	$5,147
Accretion Expense	513
Revisions to asset retirement obligation	(76)
Asset retirement obligation at 12/31/12	$5,584
Accretion Expense	574
Asset retirement obligation at 12/31/13	$6,158

NOTE 12           ADVANCE GOLD SALES

On June 4, 2013, our parent company executed a Memorandum of Understanding (the “Agreement”) with a private US investor (the “Investor”) for an advance sale of up to 120 ounces of specimen gold from the Ruby Mine in Sierra County, California.  The price paid in advance by the Investor shall be at a ten percent (10%) discount to the then-current spot price of gold (the “Purchase Price”) on the day the gold is produced and made available for shipment (the “Delivery Date”). The Investor will acquire the right to purchase the gold at their discretion. Upon signing the Agreement, the Company through our Parent received an initial cash advance of $150,000 (the “Advance”), which is based on a 10% discount to the current spot price of gold, for delivery of the first 120 ounces of specimen gold produced from the Ruby Mine on or before February 1, 2014 (the “Due Date”).  The Advance paid will be applied to the amount due to the Company on the Delivery Date, as determined by the then-current spot price of gold on the Delivery Date.  In the event that 120 ounces of specimen gold is not available for delivery by the Due Date, the Investor will be entitled to be repaid by our Parent the Advance in cash plus 10% interest equal to $165,000 total, with an option to still purchase the same amount of gold at a discount of 10% to the then-current spot price of gold when the specimen gold becomes available for delivery at a later date. As of the date of this report a $165,000 cash payment was made on the due date, and the Advance has been repaid.  As per the Agreement, the investor retains the right to purchase 120 ounces of gold at a future date at a 10% discount to the then-current spot price of gold

On August 2, 2013, an additional 40 ounces of gold was sold under the same terms for $50,000.  In the event that the 40 ounces of specimen gold is not available for delivery by the Due Date on April 2, 2014, the Investor will be entitled to be repaid the Advance in cash plus 10% interest equal to $55,000 total, with an option to still purchase the same amount of gold at a discount of 10% to the then-current spot price of gold when the specimen gold becomes available for delivery at a later date.

NOTE 13           EQUITY ACTIVITY SINCE JANUARY 5, 2007 (INCEPTION)

In 2007, the Company issued 300,000,000 shares of common stock to the Company founders, in consideration of $4,000.

In 2007, the shareholders contributed Certificates of Deposit with a face value of $154,517 to the Company.

In 2011, the Company received $4,000 as a capital contribution from former shareholders prior to acquisition.

In 2011, the Company recorded an addition to additional paid in capital of $714,949 for the assignment of the Ruby Mine from our parent company.

In 2011, the Company recorded an addition to additional paid in capital of $175,047 for the fair value of warrants in our parent company issued by our Parent to extend the terms of their mortgage payable for the mine.

In 2012 and 2011, the Company recorded additions to additional paid in capital for imputed interest expense on the due to our parent company of $68,287 and 9,599, respectively.

In 2013, the Company recorded additions to additional paid in capital for imputed interest expense on the due to our parent company of $149,408.

In December 2013, the Company amended and restated our Articles of Incorporation to increase our authorized common stock to 750,000,000 shares, and effected a 75,000 to 1 forward stock split. As a result, the total number of issued and outstanding shares of the Company’s common stock is now 300,000,000. These financial statements and footnotes have been retroactively adjusted for this stock split.

NOTE 14          SUBSEQUENT EVENTS

Subsequent to December 31, 2013, the Company has received $347,394 in cash advances from our parent company for Ruby Mine expenditures and G&A expenses.

Subsequent to December 31, 2013, the Company executed a definitive joint-venture agreement between the Company and our parent company with regard to the exploration and exploitation of the Ruby Mine.on a 50/50 profit-sharing basis. Terms of the Agreement provide that RGI shall contribute to the JV the JV Property for mining purposes, specifically the Ruby Mine, valued at $2.5 million, maintained in good standing, with all related and applicable mining rights and permits, all equipment, processing and recovery facilities, labor, project management, reclamation, and all other activities and expenditures required to conduct mining operations on the JV Properties.  North Bay is to contribute a minimum of $2.5 million in capital (cash, stock, and warrants) to acquire, rehabilitate, and initiate mining operations at the JV Property.  As the designated project operator, RGI shall be responsible for all day-to-day operations and management of the JV Property, and for processing all material produced into saleable precious metal products.  The JV Property contributed by RGI shall remain the property of RGI.  Mining equipment contributed by RGI shall remain the property of RGI.  Any equipment purchased from JV funds shall become the property of the JV unless otherwise designated by the parties. Any cash contributed to the JV or any cash payments made on behalf of the JV by either RGI or North Bay will be deemed a debt due from the JV that must be repaid with interest at such rates and times to be agreed upon by the JV partners, and prior to any distribution of profits to the JV partners. Upon the start of commercial gold recovery, the parties will divide any net profits equally on a 50/50 basis after all debt has been extinguished.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.             Other Expenses of Issuance and Distribution

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$400
Edgarization	$1,600
Legal Fees and Expenses	$2,000
Accounting Fees and Expenses	$6,000
Total	$10,000

Item 14.             Indemnification of Directors and Officers

Our Articles of Incorporation and bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty, to the extent permitted by California law and (ii) permit us to indemnify our directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code. Pursuant to Section 317 of the California Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the directors’ duty of loyalty to us or our shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.             Recent Sales of Unregistered Securities

During the last three fiscal years the Company has not sold or issued any shares of its securities.  All issued and outstanding shares of the Company were purchased by our parent company from existing shareholders on July 1, 2011, and no new shares were issued in that transaction or any subsequent transaction.

 Item 16.            Exhibits and Financial Statement Schedules

(a)	Exhibits. See the “Exhibit Index” following the signature pages hereto.
(b)
Financial Statement Schedules. Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17.             Undertakings

(a)           The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

(1)           To file, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

(a)           Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act of 1933, as amended, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused   to be signed on its behalf by the undersigned, thereunto duly authorized on the 1st day of May, 2014.

RUBY GOLD, INC.

Date: May 1, 2014	By:	/s/ Perry Leopold
Perry Leopold
Chief Executive Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Chairman of the Board

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Perry Leopold as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Perry Leopold	Chairman of the Board , Principal Executive	May 1, 2014
Perry Leopold	Officer, Principal Financial Officer and
Principal Accounting Officer

/s/ Fred Michini	Director	May 1, 2014
Fred Michini

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
3.01*	Articles of Incorporation
3.02*	Bylaws
4.1*	Form of Stock Certificate
5.1**	Opinion of Sichenzia Ross Friedman Ference LLP
10.1*	Secured Promissory Note and Security Agreement with Ruby Development Company dated July 1, 2011
10.2*	Ruby Gold JV Agreement with North Bay Resources Inc., dated January 9, 2014
10.3*	Bill Watters Employment Agreement
14*	Code of Ethics
23.1*	Consent of M&K CPAS, PLLC
23.2**	Consent of Sichenzia Ross Friedman Ference LLP (contained in its opinion filed as Exhibit 5.1)
99.1*	Consent of Geologist

* Filed herewith.
** To be filed by amendment